UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Actua Corporation
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Actua Corporation (formerly ICG Group, Inc.) 555 East Lancaster Avenue, Suite 640 Radnor, Pennsylvania 19087 www.actua.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Actua Corporation Stockholder:

You are invited to attend the Actua Corporation 2015 Annual Meeting of Stockholders.

Date:	June 12, 2015
Time:	10:00 a.m., Eastern Time
Place:	The Radnor Hotel
591 East Lancaster Avenue
St. Davids, Pennsylvania 19087

Only Actua stockholders who owned stock at the close of business on April 17, 2015 can vote at the Annual Meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class I directors, each for a term of three years or until the relevant director’s successor has been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as Actua’s independent registered public accountant for the year ending December 31, 2015; and

(3)	to conduct an advisory vote regarding the compensation of Actua’s named executive officers;

and to transact any other business that may properly come before the Annual Meeting.

For those of you who are unable to attend the Annual Meeting in person, we invite you to listen through Actua’s website at www.actua.com/investors/events-presentations/.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

April 29, 2015
Suzanne L. Niemeyer

Secretary

Actua Corporation

555 East Lancaster Avenue, Suite 640

Radnor, Pennsylvania 19087

Telephone: 610.727.6900

Facsimile: 610.727.6901

www.actua.com

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2015

This proxy statement and related proxy solicitation materials are being first directly made available to the stockholders of Actua Corporation (formerly ICG Group, Inc.) (“Actua”) on or around May 1, 2015 in connection with the solicitation of proxies by Actua’s Board of Directors (the “Board”) for Actua’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Actua Common Stock (“Common Stock”), many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take the opportunity to vote on the matters to be decided at the Annual Meeting.

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), on or around May 1, 2015, (1) this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com, and (2) you and other Actua stockholders are being mailed a Notice Regarding the Availability of Proxy Materials (the “Materials Notice”) instructing you how to access and review those materials on the Internet and how to request a paper copy of the materials. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the Materials Notice for requesting those materials.

VOTING PROCEDURES

Why did I receive a Notice Regarding the Availability of Proxy Materials (the Materials Notice) in the mail? In accordance with SEC rules, Actua is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. To that end, on or around May 1, 2015, Actua will mail you the Materials Notice, which contains instructions on how to access Actua’s proxy materials over the Internet and vote online or by telephone. As described in the Materials Notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of the proxy materials free of charge by following the instructions contained in the Materials Notice.

Who can vote? Stockholders as of the close of business on April 17, 2015 are entitled to vote. At that time, 40,026,281 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 2, 2015. Stockholders may examine the list during normal business hours for any purpose relating to the Annual Meeting.

How can I vote? Your shares may be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 17, 2015, you have three ways to vote and submit your proxy prior to the Annual Meeting:

•	Over the Internet – Actua encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;

•	By telephone – You may vote and submit your proxy by calling 1-800-690-6903; or

•	By mail – If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.

If you are voting over the Internet or by telephone, you will need to use the control number provided with your Materials Notice. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., ET, on June 11, 2015. If you hold your shares through an account with a bank or a broker, please follow the directions provided to you by your bank or broker; your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.

If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your Common Stock ownership as of April 17, 2015.

You may revoke a proxy at any time before it is voted by providing written notice to Actua’s corporate Secretary, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Your shares will be voted in accordance with directions contained in properly executed and delivered proxies that are received before the Annual Meeting’s adjournment, or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.

What shares are subject to my proxy vote? Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

What is the quorum requirement? The Annual Meeting will be held only if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes (as described in the following paragraph) and abstentions will be counted for purposes of determining whether a quorum has been reached. At the close of business on April 17, 2015, 40,026,281 shares of Common Stock were outstanding and eligible to vote at the Annual Meeting, meaning that 20,013,141 shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to have a quorum.

What is the effect of broker non-votes and abstentions? Under applicable stock exchange rules, banks, brokers and other nominees who hold shares of Common Stock for beneficial owners have the discretion to vote on routine matters when they have not received voting instructions from those beneficial owners at least ten days prior to the Annual Meeting. Items 1 and 3 in this proxy statement are deemed non-routine matters, while Item 2 is deemed a routine matter. On a non-routine matter, banks, brokers and other nominees do not have the discretion to direct the voting of the beneficial owners’ shares (as they do on routine matters), and, if the beneficial owner has not provided voting instructions with respect to that matter, there will be a so-called “broker non-vote” on the matter. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Accordingly, a broker non-vote will not negatively impact Actua’s ability to obtain a quorum and will not otherwise directly affect the outcome of the vote on Item 1 (a non-routine matter that requires a majority of votes cast) or Item 3 (a non-routine matter that requires the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting).

Because Item 1 is decided by a majority of the votes cast, abstentions will have no direct effect on the outcome of Item 1. Because Items 2 and 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, any abstentions will have the effect of votes against Items 2 and 3.

Who will count the vote? Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board. Actua will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders Materials Notices, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of Actua, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. Actua will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person, Actua invites you to listen to the meeting through Actua’s website at www.actua.com/investors/events-presentations/. Please go to Actua’s website approximately 15 minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.

How does the Board recommend I vote? The Board recommends you to vote (1) FOR the election of each Board nominee, (2) FOR the ratification of the appointment of KPMG LLP as Actua’s independent registered public accountant and (3) FOR the approval, on an advisory basis, of the compensation of Actua’s named executive officers (the “executive officers”), as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” below.

CORPORATE GOVERNANCE

General. In accordance with the Delaware General Corporation Law and Actua’s Restated Certificate of Incorporation, as amended (the “Charter”), and Third Amended and Restated By-Laws (the “By-Laws”), Actua’s business, property and affairs are managed under the direction of the Board. Although Actua’s non-management directors are not involved in the company’s day-to-day operations, they are kept informed of Actua’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by officers of Actua at meetings of the Board and committees of the Board.

Board Leadership Structure; Lead Independent Director. Actua’s By-Laws provide for the combination of

Actua’s Chairman of the Board (“Chairman”) and Chief Executive Officer (CEO) roles. Since December 2001, Mr. Walter W. Buckley, III has served both as Actua’s Chairman and as its CEO. In order to ensure the Board’s ability to oversee management in an appropriate and effective manner in light of the combined Chairman/CEO role, Actua’s Corporate Governance Guidelines provide for the Board to designate a lead independent director.

The Board believes that Mr. Buckley’s present service as both Chairman and CEO of Actua is in the best interests of Actua and its stockholders. As a co-founder and the CEO of Actua since its inception in 1996, Mr. Buckley has a deep understanding of the issues, challenges and opportunities facing Actua and is in an optimal position to develop an overall agenda to ensure that the Board’s time and attention are appropriately focused in addressing those issues, challenges and opportunities. Mr. Buckley’s combined role is also designed to foster clear leadership and accountability, as well as consistency of message to Actua’s stockholders, employees, companies and other business partners.

Each of Actua’s directors (including each of the current nominees for director) other than Mr. Buckley is “independent” under applicable NASDAQ Stock Market LLC (“NASDAQ”) and SEC rules (see “Corporate Governance–Director Independence” below). The Board believes that the independence of its directors as a group, combined with the leadership of Actua’s lead independent director, enables the Board to oversee management in an appropriate and effective manner.

Actua’s lead independent director is elected annually through a rotation among the chairs of Actua’s standing Board committees. Dr. Thomas P. Gerrity is currently serving as the lead independent director. In April 2015, the Board elected Mr. David J. Adelman to serve as the lead independent director, effective immediately following the Annual Meeting. The lead independent director, among other things:

•	ensures that Actua’s independent directors hold an executive session of independent directors at each regularly scheduled Board meeting, as is required under Actua’s Corporate Governance Guidelines;

•	acts as a liaison between the Chairman and the independent directors;

•	consults with management regarding the scheduling of Board meetings;

•	reviews and provides feedback on Board agendas; and

•	presides at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors).

The lead independent director also has the authority to call meetings of the independent directors and, if requested by any major Actua stockholder or group of stockholders, will communicate directly with that stockholder or stockholder group. In light of the importance of the lead independent director to the overall effective functioning of the Board, Actua pays retainer fees to the Board member who is serving as the lead independent director in a given year (see “Director Compensation–Summary of Director Compensation” below). The Board believes that the lead independent director functions as an effective complement to Actua’s combined Chairman/CEO role.

Board Role in Risk Oversight. Actua management is responsible for the day-to-day identification, assessment and management of Actua’s business risks. Those risks include the respective strategic, operational, financial, legal, cybersecurity and regulatory/compliance (including financial reporting) risks faced by Actua and its businesses, as well as the risks attendant to Actua’s acquisition, disposition, financing and similar transactions involving those businesses.

The Board is responsible for overseeing the management of Actua’s business risks and for ensuring the overall adequacy and effectiveness of Actua’s risk management process. In order to facilitate the risk oversight process, Actua management identifies Actua’s principal risks for the Board and provides the Board and its committees with visibility into those risks through presentations and other formal and informal communications. In carrying out its risk oversight function, the Board, among other things:

•	periodically assesses the adequacy of Actua’s enterprise risk management, internal control and financial reporting and compliance systems;

•	sets Actua’s core business strategy and approves any changes to that strategy;

•	receives updates and presentations from management regarding Actua’s strategic, financial and compliance risks and discusses those risks regularly at meetings and strategy sessions;

•	reviews the results of Actua’s companies regularly at meetings and strategy sessions and periodically meets with executives of Actua’s companies;

•	reviews and approves acquisitions, dispositions and financings in excess of $3 million, as well as any other significant or unusual business transactions involving Actua;

•	reviews and approves, along with the Compensation Committee, all of Actua’s significant executive compensation decisions;

•	adopts and periodically reviews (and, in certain cases, periodically approves) Actua’s policies, such as its Investment Policy, Code of Corporate Conduct, Financial Information Integrity Policy, Company Information Disclosure Policy, Insider Trading and Disclosure Policy and Related Party Transaction Policy, as well as any amendments to those policies;

•	reviews Actua’s Forms 10-K, Forms 10-Q, proxy statements, registration statements and other SEC filings; and

•	oversees the activities of a cybersecurity committee comprised of members of Actua management.

The Board’s Audit Committee and Compensation Committee are instrumental in performing several aspects of Actua’s risk oversight function. The Audit Committee, through its direct oversight of Actua’s internal control processes, plays a primary role in the oversight of Actua’s financial-related risks. The Audit Committee also oversees the administration of Actua’s compliance program under the Sarbanes-Oxley Act of 2002, as amended (“SOX”), interfaces with Actua’s independent registered public accountant regarding Actua’s consolidated financial statements and reviews Actua’s consolidated financial statements prior to their filing with the SEC. The Compensation Committee considers risks relating to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements applicable to Actua’s executive officers and its other employees. The Compensation Committee makes an annual determination, based on its evaluation of those risks, as to whether Actua’s then-current compensation policies are reasonably likely to have a material adverse effect on Actua. Under its charter, the Compensation Committee is also responsible for the establishment and monitoring of succession plans for Actua’s executive management. Given Actua’s size and the nature of its operations, the Board believes that it is unnecessary to establish a separate risk committee to oversee Actua’s risk management process.

Director Independence. The Board has determined that, under applicable NASDAQ rules and applicable rules adopted by the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), (1) eight of the nine directors who served on the Board in 2014 and who currently serve on the Board, namely, Mr. Adelman, Mr. David J. Berkman, Mr. Thomas A. Decker, Mr. David K. Downes, Dr. Gerrity, Mr. Michael J. Hagan, Mr. Peter K. Miller and Mr. Philip J. Ringo, are “independent,” and (2) Mr. Buckley is not independent because he is the CEO of Actua.

In making those determinations regarding the independence of its directors, the Board considered, among other things:

•	the direct and indirect interests of each director in Actua’s businesses;

•	the relationships and/or any transactions between Actua and its businesses, on the one hand, and each director and his affiliates, on the other hand; and

•	the relationships among the directors with respect to common involvement with other for-profit and non-profit organizations.

Meeting Attendance by Directors. The Board held eight meetings in 2014. Under Actua’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of Actua’s directors attended at least 75% of the total meetings of the Board and Board committees on which he served in 2014. Each of Actua’s directors, who are expected to attend the company’s annual stockholder meeting each year, attended the 2014 Annual Meeting of Stockholders.

Change in Director Occupation or Retirement. Each director must volunteer to resign from the Board when he either (1) retires or changes the principal position he held when he was initially elected to the Board or (2) reaches the age of 75, after which the Board may or may not elect to require the applicable director to resign.

Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. Under Actua’s policy on board service, no director may serve on more than six boards of publicly traded, for-profit companies without the prior approval of the Board, and no director may join the board of any publicly traded, for-profit company without first notifying the Board.

Code of Conduct. The Board is committed to ethical business practices. Actua has in place a Corporate Code of Conduct, which applies to all of Actua’s employees and directors and includes a code of ethics for Actua’s “principal executive officer, principal financial officer, principal accounting officer or controller” under SEC regulations adopted under SOX. Actua’s Corporate Code of Conduct is posted on Actua’s website at www.actua.com/investors/corporate-governance/. Please note that none of the information on Actua’s website is incorporated by reference into this proxy statement.

Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee. The Audit Committee monitors Actua’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects Actua’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant. It serves as an independent and objective party to monitor Actua’s financial reporting process and internal control systems and to review and appraise the audit efforts of Actua’s independent registered public accountant. It also provides an open avenue of communication among Actua’s independent registered public accountant, Actua’s financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on Actua’s website at www.actua.com/investors/corporate-governance/.

The current members of the Audit Committee are Messrs. Decker, Downes, Hagan and Ringo. The Audit Committee consists entirely of directors who the Board has determined are “independent” under applicable NASDAQ and SEC rules. In addition, the Board has determined that Mr. Downes is an “audit committee financial expert” under the rules of the Exchange Act. The Audit Committee held eight meetings in 2014.

Compensation Committee. The Compensation Committee reviews and approves Actua’s compensation philosophy and oversees the compensation and benefit programs that cover Actua’s employees. The Compensation Committee annually reviews and approves, or recommends that the Board approve, the total compensation package for each of Actua’s executive officers. The Compensation Committee also evaluates the performance of Actua’s CEO against pre-established criteria and reviews with the CEO the performance of each executive officer that reports to the CEO. The Compensation Committee operates under a charter that is available on Actua’s website at www.actua.com/investors/corporate-governance/. The Compensation Committee delegates certain administrative functions relating to Actua’s equity compensation plans to Actua’s finance, human resources and legal departments; it does not generally delegate its authority to anyone else. A discussion regarding the role of Actua’s management and independent compensation consultant in connection with the compensation of Actua’s executive officers appears in “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Messrs. Berkman, Decker and Downes and Dr. Gerrity. The Compensation Committee consists entirely of directors who the Board has determined are “independent” under applicable NASDAQ and SEC rules. The Compensation Committee held five meetings in 2014.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition, operation and compensation of the Board. The Nominating and Governance Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. It also reviews and recommends to the full Board for approval any changes in the compensation of Actua’s non-management directors. The Nominating and Governance Committee operates under a charter that is posted on Actua’s website at

www.actua.com/investors/corporate-governance/. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership.

In identifying Board candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or any other relevant governing body. Although Actua does not have a formal policy regarding the consideration of diversity in identifying director nominees, the Nominating and Governance Committee identifies director nominees with a goal of having a group of directors who represent a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess:

•	substantial experience in leading a successful business or large division of a business;

•	substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or growing organizations;

•	substantial experience as a member of a board of directors (particularly the board of directors of a public company);

•	substantial experience and an awareness of current trends and developments in one or more areas of specialization that are relevant to Actua’s core strategy and operations, such as cloud-based companies, markets and technology (or information technology generally), corporate strategy development and implementation, organizational development, mergers and acquisitions, private equity and venture capital markets, corporate finance, financial reporting and accounting and controls;

•	leadership skills;

•	business acumen;

•	integrity and strength of character;

•	an entrepreneurial nature;

•	candor; and

•	the time and energy to commit to being an active Board member.

The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. It considers director nominees recommended by stockholders and evaluates them in the same manner as director nominees from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting should submit written notice of that nomination or proposal to Actua’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with Actua” below.

The current members of the Nominating and Governance Committee are Messrs. Adelman, Berkman, Miller and Ringo and Dr. Gerrity. The Nominating and Governance Committee consists entirely of directors whom the Board has determined are “independent” under applicable NASDAQ and SEC rules. The Nominating and Governance Committee held two meetings in 2014.

Compensation Committee Interlocks and Insider Participation. Messrs. Berkman, Decker and Downes and Dr. Gerrity currently serve, and during 2014 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of Actua or any of its subsidiaries. No executive officer of Actua or any of its subsidiaries serves, or during 2014 served, as a member of the compensation committee or board of directors of any other company that has, or had during 2014, an executive officer serving as a member of Actua’s Board or Compensation Committee.

Communications with the Board of Directors. If you would like to communicate with the Board or any of Actua’s individual directors, please send a letter or other written communication to the Board’s or that director’s attention, care of Actua’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with Actua” below. The Secretary will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.

ELECTION OF DIRECTORS

(ITEM 1)

Actua’s Charter and By-Laws provide that Actua’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. Actua’s Charter and By-Laws also divide the Board into three classes of directors (Class I, Class II and Class III), with each class prescribed to be as nearly equal in number as possible so as to provide continuity in terms of the Board’s membership. The term of office of each class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. There are currently three Class I directors, three Class II directors and three Class III directors. The term of each of the Class I directors, Messrs. Adelman, Berkman and Downes, will expire at the Annual Meeting; the other six directors will remain in office for the remainder of their respective terms, as noted below.

The Nominating and Governance Committee identifies and recommends candidates to serve on the Board; the Board then formally nominates director candidates. Stockholders are also entitled to nominate director candidates for the Board in accordance with SEC rules and the procedures set forth in Actua’s By-Laws, as described in “Other Matters–Submission of Stockholder Proposals and Director Nominations for 2016 Annual Meeting of Stockholders” below.

Listed above in “Corporate Governance–Nominating and Governance Committee” are the skills, experiences and other attributes that both the Board and the Nominating and Governance Committee believe would be desirable for new and existing Board members to possess. Each of Actua’s current directors (including each of the current nominees for director) holds or has held senior executive positions in substantial organizations and has significant experience in one or more of the areas of specialization described in the above list that are relevant to Actua’s core strategy and operations. Each of Actua’s directors also has experience serving on, advising and/or working with boards of directors of substantial organizations, including public companies. Importantly, the Nominating and Governance Committee also believes that each of Actua’s directors possesses all of the other Board and Nominating and Governance Committee preferred attributes, which it considers to be critical to the operation of an effective board: leadership skills, business acumen, integrity and strength of character, an entrepreneurial nature, candor and the time and energy to commit to being an active Board member. Furthermore, the Nominating and Governance Committee believes that Actua’s current group of directors, assuming the election of the three nominees, represents a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Each of the nominees/current directors other than Mr. Buckley is independent of Actua and Actua management under applicable NASDAQ and SEC rules. See “Corporate Governance–Director Independence” above for a discussion regarding the independence of Actua’s directors. In light of those factors, the Board recommends that Actua’s stockholders vote in favor of the election of each of the director nominees.

At the Annual Meeting, three Class I directors are to be elected; all of the director nominees are currently directors of Actua. All nominees have consented to being named as nominees for directors of Actua and have agreed to serve if elected. In accordance with Actua’s corporate governance guidelines, Mr. Downes, upon turning 75 years of age, volunteered to resign from the Board or not to be considered for re-election to the Board when his term expired in 2015. Due to, among other things, Mr. Downes’ valued service as a member of the Board and as Chair of the Audit Committee, the Nominating and Governance Committee and the Board determined that it was in the best interests of Actua and its stockholders that Mr. Downes remain on the Board and be considered for election as a Class I Director at the Annual Meeting. The nominees for Class I director will be elected to serve for three-year terms or until their respective successors have been elected and have qualified. If some or all of the nominees become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. A director nominee will be elected only if that nominee receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” the director nominee exceeds the number of votes cast “against” the nominee).

Set forth below is information regarding each nominee for Class I director, as well as each current Class II director and Class III director, whose respective terms will continue after the Annual Meeting.

Nominees for Class I Director

David J. Adelman

Age	43

Actua Director Since	June 2011

Summary of Specific Relevant Business Experience	Since 1997, Mr. Adelman has been the President and Chief Executive Officer of Campus Apartments, Inc., a company specializing in the development, management and finance of upscale housing for universities. He has been a member of the Board of Directors of FS Investment Corporation since 2008, of FS Investment Corporation II since 2011 and of FS Investment Corporation III since 2013, and a member of the Board of Trustees of FS Energy and Power Fund since 2010 and of FS Global Credit Opportunities Fund, FS Global Credit Opportunities Fund-A and FS Global Credit Opportunities Fund-D since 2013. In addition, Mr. Adelman serves on the board of directors or in leadership roles for various charitable and civic organizations.

Areas of Relevant Experience	Significant experience as an entrepreneur and senior executive at organizations operating in the higher education and real estate development sectors
Vast experience in corporate finance and public and private commercial transactions
Strong background in the areas of marketing, sales, corporate finance and strategic planning and management

Committee Participation	Nominating and Governance Committee (Co-Chair)

David J. Berkman

Age	53

Actua Director Since	January 2001

Summary of Specific Relevant Business Experience	Since 2000, Mr. Berkman has been the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology and cloud markets. Mr. Berkman has served as a director of Entercom Communications Corp. since 1999 and as a director of Diamond Resorts International, Inc. since July 2013. Civically, he serves on the Board of Overseers for the University of Pennsylvania School of Engineering and Applied Science.

Areas of Relevant Experience	Deep experience in private equity markets, with a focus in the telecommunications, information services, international media (information, broadcasting and publishing), technology/innovation and cloud/Internet segments
Significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls

Committee Participation	Compensation Committee (Chair), Nominating and Governance Committee

David K. Downes

Age	75

Actua Director Since	October 2003

Summary of Specific Relevant Business Experience	Since 2004, Mr. Downes has served as the President of Community Capital Trust, as well as two of its managed funds, CRA Qualified Investment Fund and Alternative Income Fund. He served as the Chief Executive Officer and as a director of Community Capital Management, Inc. from 2004 to January 2015. Mr. Downes has served as a director of OppenheimerFunds, Inc. since 2005 and as a director of THL Credit, Inc. since 2009. Previously, Mr. Downes served as the Independent Chairman of the GSK Domestic Employee Benefit Trust from 2006 to June 2013. Between 1995 and 2003, Mr. Downes served in various executive roles at Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group at that time.

Areas of Relevant Experience	Vast experience in the areas of corporate finance, financial reporting and accounting and controls
Senior leadership roles in a number of global financial institutions and investment funds

Committee Participation	Audit Committee (Chair), Compensation Committee

The Board of Directors recommends a vote FOR the election of each of Messrs. Adelman, Berkman and Downes.

Incumbent Class II Directors – to Continue in Office for Terms Expiring in 2016

Thomas A. Decker

Age	69

Actua Director Since	October 2004

Summary of Specific Relevant Business Experience	Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as Vice Chairman since January 2013. From 2007 to December 2012, Mr. Decker served as Chief Executive Officer of Cozen O’Connor, where he also served as President from 2007 to January 2012 and as Managing Partner from 2000 to 2004. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from 2004 to 2007. He serves on the Boards of Directors of the Committee of Seventy, the Kimmel Center and the Philadelphia Freedom Valley YMCA, as well as the Board of Trustees of the Gesu School.

Areas of Relevant Experience	Expertise in corporate law, with an emphasis on mergers and acquisitions, corporate governance and alternative dispute resolution
Senior leadership roles in a number of global organizations
Significant experience in corporate finance, mergers and acquisitions, complex regulatory and legal issues, financial reporting and accounting and controls

Committee Participation	Audit Committee, Compensation Committee

Thomas P. Gerrity

Age	73

Actua Director Since	December 1998

Summary of Specific Relevant Business Experience	From 1990 to 1999, Dr. Gerrity served as Dean of The Wharton School of the University of Pennsylvania (“Wharton”) and as Professor of Management at Wharton. Since 1999, Dr. Gerrity has served as Dean Emeritus and as the Joseph Aresty Professor of Management at Wharton. Previously, Dr. Gerrity was the founder of, and from 1969 to 1988 served as the Chairman and Chief Executive Officer of, The Index Group, a firm specializing in information technology strategy and management, corporate strategic management and business re-engineering. Dr. Gerrity has served as a director of PharMerica Corporation since 2007. He also served as a director of Sunoco, Inc. from 1990 to 2010.

Areas of Relevant Experience	Significant experience as a director at a number of multi-industry organizations and as the chief executive officer of substantial organizations

Strong experience in information systems and technology markets and businesses, information technology management, corporate governance, leadership and strategic change management, enterprise risk management, financial reporting and accounting and controls

Committee Participation	Compensation Committee, Nominating and Governance Committee (Co-Chair)

Peter K. Miller

Age	53

Actua Director Since	June 2010

Summary of Specific Relevant Business Experience	Since June 2010, Mr. Miller has been the Chief Executive Officer of OptiNose Inc., a drug delivery company that manufactures and sells devices through which intranasal drugs are administered to patients. Prior to that, he co-founded and served as the Chief Executive Officer and President of Take Care Health Systems, LLC (“TCHS”), an operator of healthcare clinics in retail pharmacies, from 2004 to May 2010. TCHS was acquired by, and became a wholly-owned subsidiary of, Walgreen Co. in 2007. Between 1990 and 2004, Mr. Miller served in a variety of executive roles at subsidiaries of Johnson & Johnson, including as President of Janssen Pharmaceutica, Inc. and as Worldwide President of Johnson & Johnson-Merck Consumer Pharmaceuticals Co.

Areas of Relevant Experience	Deep experience as a senior executive at large public businesses and as an entrepreneur in private organizations in the pharmaceutical and biotechnology sectors
Strong background in the areas of marketing, sales, corporate finance and strategic planning and management

Committee Participation	Nominating and Governance Committee

Incumbent Class III Directors – to Continue in Office for Terms Expiring in 2017

Walter W. Buckley, III

Age	55

Actua Director Since	March 1996

Summary of Specific Relevant Business Experience	Mr. Buckley has served as Actua’s Chairman since December 2001 and as its CEO since March 1996. He also served as the President of Actua from March 1996 to December 2001 and from December 2002 to January 2009. Prior to co-founding Actua, Mr. Buckley worked for Safeguard Scientifics, Inc. beginning in 1987 as a financial analyst, and later as a Vice President of Acquisitions from 1991 to 1996. He has been a member of the Board of Trustees of FS Global Credit Opportunities Fund, FS Global Credit Opportunities Fund-A and FS Global Credit Opportunities Fund-D since 2013. Mr. Buckley also currently serves as the Vice Chairman of the Board of Trustees of The Episcopal Academy and as Chairman of the Board of Directors of the Starfinder Foundation.

Areas of Relevant Experience	Deep experience in acquiring and building cloud/Internet-based businesses, mergers and acquisitions and corporate finance
Unique knowledge of Actua and the historical and current issues, challenges and opportunities facing Actua and its business

Committee Participation	None

Michael J. Hagan

Age	52

Actua Director Since	June 2007

Summary of Specific Relevant Business Experience	Mr. Hagan serves as Managing Partner of Hawk Capital Partners, a private equity firm specializing in lower-middle market companies that he co-founded in December 2014. Mr. Hagan served as President and Chief Executive Officer of LifeShield Security, Inc. (“LifeShield”) from December 2009 until DIRECTV’s acquisition of the company in June 2013; he continued to serve as President of LifeShield until May 2014. He served as the Chairman and Chief Executive Officer of NutriSystem, Inc. (“NutriSystem”) from 2002 to 2008 and as the President of NutriSystem from 2006 to 2007. Prior to joining NutriSystem, Mr. Hagan was a co-founder of Verticalnet, Inc. (“Verticalnet”) and held a number of executive positions at Verticalnet from its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of FS Investment Corporation since 2011; he rejoined the Board of Directors of NutriSystem in February 2012 and was appointed Chairman of NutriSystem in April 2012 (a capacity in which he served from 2002 to 2008, as noted above).

Areas of Relevant Experience	Significant experience as an entrepreneur and senior executive at public and private organizations, including technology/innovation and cloud-based companies
Vast experience in corporate finance, financial reporting and accounting and controls

Committee Participation	Audit Committee

Philip J. Ringo

Age	73

Actua Director Since	January 2003

Summary of Specific Relevant Business Experience	Mr. Ringo provides strategic consulting services to business organizations. From January 2010 to December 2012, he served as a Senior Strategic Advisor for Elemica, Inc., an e-business supply chain network. From 2001 to 2009, Mr. Ringo served as the Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. Mr. Ringo has served as a director of Genesee & Wyoming Inc. since 1978.

Areas of Relevant Experience	Vast experience as a senior executive at public and private organizations, including technology/innovation and cloud/Internet-based companies
Significant experience in corporate finance, financial reporting and accounting and controls matters

Committee Participation	Audit Committee, Nominating and Governance Committee

DIRECTOR COMPENSATION

Summary of 2014 Director Compensation

Any Actua director who is an Actua executive (Mr. Buckley) does not receive compensation for his or her service on the Board. Actua’s non-management directors receive compensation through Actua’s Non-Management Director Compensation Plan (the “Director Compensation Plan”), which is administered by the Compensation Committee. The Nominating and Governance Committee reviews and recommends to the full Board for approval any changes in the compensation of Actua’s non-management directors.

Under the Director Compensation Plan, each non-management director is entitled to receive, at the commencement of his or her service on the Board, an initial grant of 25,000 stock appreciation rights (“SARs”). Each SAR represents the director’s right to receive, upon exercise, shares of Common Stock with a fair market value equal to the dollar increase, if any, of the fair market value of the Common Stock from the grant date to the exercise date, with the fair market values determined by reference to the closing Common Stock prices reported by NASDAQ on those dates. The SARs vest in equal annual installments over four years.

In 2014, Actua’s non-management directors were entitled to receive the following annual cash retainer fees (payable in equal quarterly installments) under the Director Compensation Plan:

Annual Fees Payable	Payable For Service As
$60,000	Director
$25,000	Audit Committee Chair
$20,000	Compensation Committee Chair
$15,000	Nominating and Governance Committee Chair
$13,500	Audit Committee (Non-Chair)
$11,000	Compensation Committee (Non-Chair)
$10,000	Independent Lead Director
$8,500	Nominating and Governance Committee (Non-Chair)

Each non-management director who earned cash retainer fees in 2014 could elect to receive deferred stock units (“DSUs”) in lieu of all or a portion of those fees. Under the arrangement, each participating director received DSUs representing shares of Common Stock with a fair market value equal to the relevant cash retainer fees (with fair market value determined by reference to the closing Common Stock price reported by NASDAQ on the date the cash retainer fees otherwise would have been paid). DSUs received in lieu of cash retainer fees were fully vested at the time they were granted and are to be exchanged for an equal number of shares of Common Stock when the director’s service on the Board is terminated. In 2014, a number of Actua directors elected to receive DSUs in lieu of the cash retainer fees they earned. Those elections are reflected in the “Summary Director Compensation Table” and accompanying footnotes below.

Through 2014, each non-management director was also entitled to receive a grant of 7,500 DSUs for his service on the Board each year. The annual service grant DSUs vested on the one-year anniversary of the date on which they were granted and are to be exchanged for an equal number of shares of Common Stock when the director’s service on the Board is terminated. Each non-management director, so long as he was in compliance with Actua’s director equity ownership guidelines (as described in “Director Compensation–Director Equity Ownership Guidelines” below), could elect to receive, in lieu of all or any portion of the annual service grant DSUs to which he was entitled, an equal number of restricted shares of Common Stock (“Director Restricted Stock”). The shares of Director Restricted Stock, like the DSUs they replaced, vested on the first anniversary of their grant date. Unlike the DSUs, which a director must hold until his service on the Board is terminated, the shares of Director Restricted Stock became (subject to Actua’s policies and applicable securities laws) freely tradable shares of Actua Common Stock upon vesting. In 2014, a number of Actua’s non-management directors elected to receive shares of Director Restricted Stock in lieu of annual service grant DSUs. Those elections are reflected in the “Summary Director Compensation Table” and accompanying footnotes below.

Benchmarking of and 2015 Changes to Director Compensation

The Nominating and Governance Committee is responsible for assessing Actua’s Board compensation program under the Director Compensation Plan relative to current market practices (this typically occurs approximately once every four years) and, if appropriate, making changes to the program. The committee engaged Radford, an Aon Hewitt Consulting Company (a subsidiary of Aon Corporation) (“Radford”), to aid in such an assessment in late 2013 and early 2014. Radford compared Actua’s non-management director compensation to that of a group of 24 publicly-traded software companies approved by the Board (see “Compensation Discussion and Analysis–Peer Analysis” below) and determined that, while Actua’s overall director compensation value was appropriate relative to the peer group, Actua’s cash-to-equity mix was generally more cash-heavy than those of its software company peers, which tend to have a greater equity component in their director compensation plans.

In light of Radford’s analysis and recommendations and the company’s philosophy of delivering an increasing amount of executive compensation through equity grants, and in order to remain in compliance with Actua’s Sixth Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Omnibus Equity Plan”) (which allows for only a limited number of equity grants with vesting of under three years), the Nominating and Governance Committee recommended, and the full Board approved, effective January 1, 2015:

•	a change in the form of director retainer fee payments from quarterly cash payments to annual Director Restricted Stock grants, whereby:

•	each non-management director will receive a grant of Director Restricted Stock on the date of Actua’s Annual Meeting of Stockholders each year (with an initial six-month grant occurring in January 2015);

•	each grant will be equal in value to the total amount of annual retainer fees that are otherwise payable to the director for the upcoming service year (based on the NASDAQ closing price of Actua’s Common Stock on the grant date);

•	each grant will vest on the one-year anniversary of the grant date; and

•	the grants will not be subject to any director option to receive DSUs in lieu of the shares of Director Restricted Stock; and

•	a change in the frequency of director DSU/Director Restricted Stock service grants from annual to triennial, whereby:

•	each non-management director will receive a grant of 22,500 DSUs or shares of Director Restricted Stock on the date of every third Actua Annual Meeting of Stockholders, beginning with the Annual Meeting (with any new non-management director receiving a prorated grant on the date of the first Annual Meeting of Stockholders following the director’s first year of service);

•	each director who is in compliance with Actua’s director equity ownership guidelines (as described in “Director Compensation–Director Equity Ownership Guidelines” below) may elect, prior to the calendar year in which the triennial grant is made, to receive either DSUs, shares of Director Restricted Stock or some combination thereof; and

•	7,500 DSUs and/or shares of Director Restricted Stock, as applicable, will vest on each of the first three anniversaries of the grant date.

Director Equity Ownership Guidelines

Actua believes that it is important for its directors to retain meaningful equity stakes in Actua so that the interests of Actua’s directors remain aligned with the interests of its stockholders over time. Accordingly, Actua maintains equity ownership guidelines for its non-management directors. Under the guidelines, which the Board most recently amended in April 2014, each of Actua’s non-management directors is expected to acquire and thereafter continually hold equity interests representing at least 15,000 shares of Actua Common Stock. The 15,000-equity interest requirement was designed to reflect holdings with a value of approximately five times the amount of Actua’s annual Board retainer, or $300,000, based on then-current Actua Common Stock price levels.

There is no mandatory period within which new directors must achieve initial compliance with the equity ownership guidelines; however, any director who has not yet achieved and maintained compliance with the guidelines will not have the option of receiving shares of Director Restricted Stock in lieu of DSUs in his or her triennial service grants. All of Actua’s current non-management directors have achieved and maintained compliance with the equity ownership guidelines.

Summary Director Compensation Table

The following table sets forth information regarding compensation paid or accrued for the benefit of each of Actua’s non-management directors for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($) (3) (4) (5)	Option/SAR Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David J. Adelman	$65	$200,660	—	—	—	—	$200,725
David J. Berkman	$93,033	$132,225	—	—	—	—	$225,258
Thomas A. Decker	$84,500	$132,225	—	—	—	—	$216,725
David K. Downes	$96,000	$132,225	—	—	—	—	$228,225
Thomas P. Gerrity	$42	$223,650	—	—	—	—	$223,692
Michael J. Hagan	$29,421	$176,304	—	—	—	—	$205,725
Peter K. Miller	$65	$200,660	—	—	—	—	$200,725
Philip J. Ringo	$32,835	$181,390	—	—	—	—	$214,225

(1)	The amounts shown in this column exclude cash service fees in lieu of which each director elected to receive DSUs under Actua’s Director Compensation Plan; the value of those DSUs is included in the “Stock Awards” column.
(2)	The amounts shown in this column include cash amounts paid to each director on January 2, 2015 in connection with service fees earned during 2014.

(3)	The amounts shown in this column include the grant date fair values, as calculated in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (“Topic 718”), of the following (a) DSUs issued in lieu of cash retainer fees at the election of the named director during 2014 (as well as on January 2, 2015 in lieu of cash service fees earned during 2014), (b) annual service grant DSUs issued on January 14, 2014 and (c) annual service grant Director Restricted Stock issued on January 14, 2014 (in lieu of DSUs at the election of the named director):

Name	Number of DSUs Issued in Lieu of Cash Service Fees	Number of Annual Service Grant DSUs Issued	Number of Shares of Director Restricted Stock Issued
David J. Adelman	3,686	—	7,500
David J. Berkman	—	—	7,500
Thomas A. Decker	—	—	7,500
David K. Downes	—	—	7,500
Thomas P. Gerrity	4,952	7,500	—
Michael J. Hagan	2,374	7,500	—
Peter K. Miller	3,686	—	7,500
Philip J. Ringo	2,648	7,500	—

(4)	The amounts shown in this column reflect the grant date fair values of the DSUs and/or Director Restricted Stock granted to the named director, as calculated in accordance with Topic 718. The grant date fair value of the annual service grant DSUs or Director Restricted Stock granted to each named director on January 14, 2014 was $132,225, and the grant date fair values of the DSUs granted to the named directors in lieu of service fees earned during 2014 were as follows:

Name	Date of Grant	Grant Date Fair Market Value
David J. Adelman	4/1/14	$17,106
	7/1/14	$17,110
	10/1/14	$17,111
	1/2/15	$17,110
Thomas P. Gerrity	4/1/14	$21,482
	7/1/14	$21,965
	10/1/14	$23,992
	1/2/15	$23,986
Michael J. Hagan	4/1/14	$11,025
	7/1/14	$11,024
	10/1/14	$11,013
	1/2/15	$11,016
Peter K. Miller	4/1/14	$17,106
	7/1/14	$17,110
	10/1/14	$17,111
	1/2/15	$17,110
Philip J. Ringo	4/1/14	$12,287
	7/1/14	$12,296
	10/1/14	$12,288
	1/2/15	$12,294

(5)	Giving effect to the DSUs issued on January 2, 2015 for services performed during 2014, the following numbers of DSUs and shares of Director Restricted Stock were held by Actua’s non-management directors as of December 31, 2014:

Name	Number of DSUs Held (vested)	Number of Shares of Director Restricted Stock Held
David J. Adelman	26,211 (all vested)	7,500
David J. Berkman	103,784 (all vested)	7,500
Thomas A. Decker	67,760 (all vested)	7,500
David K. Downes	67,598 (all vested)	7,500
Thomas P. Gerrity	122,402 (114,902 vested)	—
Michael J. Hagan	56,676 (49,176 vested)	—
Peter K. Miller	33,496 (all vested)	7,500
Philip J. Ringo	109,349 (101,849 vested)	—

(6)	Actua did not grant any stock options or SARs to directors in 2014. As of December 31, 2014, 25,000 SARs were held by each of Messrs. Adelman and Miller; at that time, 18,750 of Mr. Adelman’s SARs were vested, and all of Mr. Miller’s SARs were vested. Actua’s non-management directors did not hold any Actua stock options as of December 31, 2014.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

(ITEM 2)

The Audit Committee has selected KPMG LLP as the independent registered public accountant to audit Actua’s consolidated financial statements for 2015 and the effectiveness of Actua’s internal control over financial reporting as of December 31, 2015. Although action by Actua’s stockholders on that matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of the committee’s selection in light of the role played by the independent registered public accountant in reporting on Actua’s consolidated financial statements and the effectiveness of Actua’s internal control over financial reporting. Ratification of KPMG LLP as the independent registered public accountant requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. If its appointment is not ratified by Actua’s stockholders, the Audit Committee may reconsider its selection. Even if the appointment of KPMG is ratified, the Audit Committee may, in its discretion, select a different independent registered accountant at any time during the year if it determines that such a change would be in the best interests of Actua and its stockholders.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

During 2013 and 2014, Actua paid the following amounts to KPMG LLP:

Type of Fees	2013	2014
Audit Fees (1)	$742,264	$770,707
Audit-Related Fees (2)	$28,500	$143,119
Tax Fees (3)	$132,810	$150,918
All Other Fees	$—	$—

(1)	Fees include amounts billed by KPMG LLP for similar services to Actua’s majority-owned subsidiaries and amounts for the audit of the effectiveness of Actua’s internal control over financial reporting.

(2)	In 2013, audit-related fees were for miscellaneous services performed in connection with Actua’s registration of shares on Form S-8 and consolidation of majority-owned subsidiaries. In 2014, audit-related fees were for due diligence services associated with Actua’s acquisition of Folio Dynamics Holdings, Inc. (“FolioDynamix”).
(3)	Fees were for tax compliance and consulting services rendered to Actua and its majority-owned subsidiaries.

The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval of Services

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for Actua, as well as any changes to the terms of the engagement. The Audit Committee also pre-approves all non-audit related services proposed to be provided by Actua’s independent registered public accountant. In doing so, the Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. Requests for services, which must be specific as to the particular services to be provided, are aggregated and submitted to the Audit Committee to be approved either at a meeting of the Audit Committee, through a written consent of the Audit Committee or by a designated member of the Audit Committee. The Audit Committee pre-approved 100% of the total 2014 services provided by KPMG LLP, Actua’s independent registered public accountant.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as Actua’s independent registered public accountant for the year ending December 31, 2015.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Actua specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees Actua’s financial reporting process on behalf of the Board. Management of Actua is responsible for Actua’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. Actua’s independent registered public accountant is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effectiveness of Actua’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review those processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee selects the independent registered public accountant to be retained to audit Actua’s consolidated financial statements and the effectiveness of Actua’s internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to the consolidated financial statements, financial records and financial controls of Actua and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on Actua’s website at www.actua.com/investors/corporate-governance/.

The Audit Committee met with management periodically during 2014 to consider the adequacy of Actua’s internal controls and discussed those matters with Actua’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management Actua’s disclosure controls and procedures and the certifications by Actua’s CEO and Chief Financial Officer, which are required by the SEC under SOX for certain of Actua’s filings with the SEC.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in Actua’s 2014 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the consolidated financial statements. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting with Actua’s management.

The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Actua’s accounting principles, as well as an opinion on the effectiveness of Actua’s internal control over financial reporting. The Audit Committee discussed with Actua’s independent registered public accountant the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and a letter from Actua’s independent registered public accountant with respect to Actua required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with Actua’s independent registered public accountant the overall scope and plans for Actua’s 2014 audit. The Audit Committee met with the independent registered public accountant, with and without Actua’s management present, to discuss the results of the audit, its evaluation of the effectiveness of Actua’s internal controls and the overall quality of Actua’s financial reporting. The Audit Committee also made itself available to meet separately with Actua’s General Counsel.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that Actua’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 that was filed with the SEC.

The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon Actua’s consolidated financial statements for 2015 and the effectiveness of Actua’s internal control over financial reporting as of December 31, 2015. In making that selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining its independence.

AUDIT COMMITTEE

David K. Downes, Chairman

Thomas A. Decker

Michael J. Hagan

Philip J. Ringo

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Actua has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and, based on that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

David J. Berkman, Chairman

Thomas A. Decker

David K. Downes

Thomas P. Gerrity

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section (this “CD&A”) summarizes each element of the compensation packages of Actua’s executive officers. It also describes the philosophy and objectives underlying Actua’s executive compensation policies and explains the significant compensation decisions that Actua made during 2014 and early 2015. This CD&A is intended to provide a context for the data that is presented in the compensation tables contained in “Executive Compensation” below, as well as the footnotes and narratives that accompany those tables.

This CD&A contains statements regarding individual and company performance targets and goals. Those targets and goals are disclosed in the limited context of Actua’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. Actua specifically cautions investors not to apply these statements to other contexts.

2014 saw Actua make significant strategic strides in its corporate mission of driving value for its stockholders by building cloud-based companies that transform specific vertical markets. The company began the year with approximately $335 million of cash on its balance sheet and corporate goals that included:

•	driving growth at its existing cloud businesses (Bolt Solutions Inc. (“Bolt”), GovDelivery Holdings, Inc. (“GovDelivery”) and MSDSonline Holdings, Inc. (“MSDSonline”)) through, among other things, investment in research and development, sales and marketing and tuck-in acquisitions;

•	acquiring one or more new cloud-based, recurring revenue businesses that bring transformational efficiency to specific vertical markets; and

•	executing a corporate rebranding strategy to reflect Actua’s evolution to a multi-vertical cloud technology company.

In 2014, Actua invested in research and development and sales and marketing at its businesses, completed a significant corporate rebranding initiative and spent considerable resources sourcing and pursuing potential acquisitions. Its efforts on the acquisition front culminated in the purchase of FolioDynamix, a cloud-based wealth management technology platform and wealth advisory business, in November 2014, as well as MSDSonline’s acquisition of Knowledge Management Innovations Ltd. (“KMI”) in August 2014 and GovDelivery’s acquisition of NuCivic, Inc. (“NuCivic”) in December 2014. Following the FolioDynamix acquisition, Actua holds controlling majority equity stakes in four vertical cloud-based businesses that it believes will generate sustained, meaningful returns for its stockholders through consistent revenue growth and earnings leverage over time.

The collective operating performance of the three vertical cloud-based businesses that Actua owned throughout 2014 was strong. Actua’s businesses as a group performed above stated guidance ranges in terms of both revenue and adjusted non-GAAP net income. This performance, coupled with the strategic accomplishments of Actua’s management team, was reflected in the 2014 bonuses paid to Actua’s executives, which occurred through the vesting of restricted performance shares valued at 100% of each executive’s 2014 target bonus. However, because of some volatility in Actua’s stock price, particularly in early 2015, where many similarly sized cloud-based companies experienced stock price volatility, the value realized by Actua’s executive officers through their 2014 performance shares (which were designed to promote executive-stockholder alignment) at the time they vested in March 2015 represented approximately 82% of their target bonuses. The impact of Actua’s stock performance on its 2014 executive compensation is described further in this CD&A.

Entering 2014, the vast majority of the time-based equity awards held by Actua’s executive officers were vested or set to vest in 2014. In addition, the Compensation Committee determined that, as a result of Actua’s sale of Procurian Inc. (“Procurian”) in late 2013, the performance goals that governed the vesting of a significant portion of the shares of restricted stock issued in 2011 to Mr. Buckley and Mr. Doug Alexander, Actua’s President, were no longer achievable, and Messrs. Buckley and Alexander forfeited those shares. In light of the forfeiture, and in order to provide compensation that would both incent Actua’s management team and align the management team with Actua’s stockholders over a several-year period, the Board (based on the Compensation Committee’s recommendation) made substantial grants of restricted stock to Actua’s executive officers in 2014; those grants are described in “Elements of Actua’s Compensation Program–Equity Grants” below.

Consideration of “Say-on-Pay” Results

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Actua’s stockholders were asked once again in 2014 to vote their support, on an advisory basis, for Actua’s executive officer compensation. In the so called “say-on-pay” vote, the holders of approximately 91% of Actua’s Common Stock that was voted expressed support for Actua’s 2014 executive officer compensation. The Compensation Committee viewed the vote as an endorsement of Actua’s executive compensation program and, accordingly, has not implemented any changes to the program in connection with the vote.

Actua’s Compensation Objectives and Philosophy

Like most companies, Actua believes that maintaining a strong pool of executive talent is critical to its sustained success. Actua’s executive compensation program is therefore, as a basic matter, designed to attract, retain and motivate exceptional executives. Actua also recognizes the importance of having managers whose collective interests are aligned with the interests of Actua’s stockholders. Actua’s compensation program is designed to foster that alignment by tying executive compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term financial and strategic objectives.

2014 was an important year in the execution of Actua’s business strategy. Through its sale of Procurian (which is a technology-enabled business process outsourcing company rather than a vertical cloud-based business) and other dispositions that the company made in 2013, Actua entered 2014 with approximately $335 million of cash on its balance sheet. The company spent considerable resources in 2014 in an effort to strategically deploy that capital through both tuck-in acquisitions at its existing businesses and acquisitions of new cloud-based, recurring revenue businesses that bring transformational efficiency to specific vertical markets. Actua’s efforts culminated in its acquisition of FolioDynamix, a cloud-based wealth management technology platform and wealth advisory business, for approximately $201 million (subject to certain purchase price adjustments) in November 2014, as well as MSDSonline’s acquisition of KMI in August 2014 and GovDelivery’s acquisition of NuCivic in December 2014.

The Compensation Committee believes that driving performance against Actua’s ongoing objectives (which it re-evaluates each year), as well as attracting and retaining executive talent (and aligning that talent with the company’s stockholders) can be best accomplished through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2014, consisted primarily of:

•	annual cash salaries;

•	stock bonuses (subject to vesting based upon the achievement of specific business goals and outcomes, including, among other things, the deployment of capital through Board-approved acquisitions that are aligned with Actua’s strategic plan); and

•	long-term equity awards (with half of the awards subject to time-based vesting, and the other half subject to vesting based upon Actua’s Common Stock price meeting or exceeding specified targets).

When setting the specific goals, outcomes and targets that ultimately dictate the level of Actua’s executive compensation in a given year, the Compensation Committee focuses on Actua’s short-term and long-term corporate goals. For example, in 2014, given Actua management’s and the Board’s focus on effectively deploying capital through acquisitions, a meaningful portion of Actua’s annual bonus goals was tied to the consummation of Board-approved acquisitions that furthered the company’s strategic plan, whereas, in 2015, Actua’s annual bonus goals are focused almost exclusively on specified consolidated revenue and earnings achievements.

In addition to the primary components of its compensation program as described above, Actua provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation program described in “Elements of Actua’s Compensation Program–Carried Interest Program” below. Actua has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in this CD&A and elsewhere in this proxy statement.

In establishing an executive compensation program that is consistent with its “pay-for-performance” philosophy, the Compensation Committee believes it is important to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance and potential downside consequences for underperformance or excessive risk-taking. The Compensation Committee believes that paying a significant portion of each executive’s compensation in the form of performance-based bonuses and equity-based compensation has been an effective tool in focusing executives on the continual creation of stockholder value. Actua’s stock price at the beginning of 2014 was virtually the same as it was at the end of the year; however, a decrease in Actua’s Common Stock price from $20.33 (at the time the 2014 performance share grants and 2014 restricted stock grants were made) to $16.76 (at the time the 2014 performance shares and the first tranche of the time-based restricted shares (representing 12.5% of the total 2014 restricted shares) vested) caused a corresponding decrease in the value realized by Actua’s executive officers through their 2014 bonuses and the equity awards, including those granted in 2014, that they held.

The Role of the Compensation Committee

The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing Actua’s executive compensation program and policies, as well as administering the company’s equity compensation plans. The Compensation Committee consists of four non-employee directors, each of whom satisfies NASDAQ’s and the SEC’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on Actua’s website at www.actua.com/investors/corporate-governance/. The Compensation Committee meets as often as necessary and, in any event, at least two times per year to complete its assigned responsibilities. In 2014, the Compensation Committee met five times.

The Compensation Committee periodically reviews and approves Actua’s ongoing executive compensation strategy. In accordance with SEC rules, the committee’s review includes an annual determination as to whether, in light of the risks relating to Actua’s attraction and retention of talent and the design of compensation programs and arrangements applicable to Actua’s executive officers and other employees, Actua’s then-current compensation policies are reasonably likely to have a material adverse effect on the company. In April 2014 and April 2015, the Compensation Committee reviewed those risks and determined that Actua’s then-current compensation policies were not reasonably likely to have a material adverse effect on the company. In making its determinations, the Compensation Committee noted a number of features of Actua’s compensation programs and arrangements that mitigate risk, including:

•	the mix of fixed and variable compensation opportunities;

•	the balance between annual and long-term performance-based compensation opportunities;

•	the performance objectives established for annual and long-term performance-based compensation; and

•	the additional controls and procedures in place to align the interests of Actua’s executives and its stockholders, including the company’s corporate governance guidelines, clawback policy and stock ownership guidelines.

Early in each year, the Compensation Committee establishes corporate bonus goals and objectives in connection with Actua’s performance plan for the upcoming year. After the completion of the year, the Compensation Committee evaluates corporate performance in light of the year’s corporate goals and objectives and determines the extent to which those goals and objectives have been met and, accordingly, the payout (on a percentage basis) under the performance plan. In addition, the Compensation Committee reviews the total compensation package for each of Actua’s executive officers on an annual basis. The committee relies in part on tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, in that review so that it can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.

The Role of the Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage independent advisors, such as compensation consultants, to elicit information, analysis and advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of engagements with compensation consultants and to terminate any such engagements in accordance with their respective terms. The Compensation Committee may engage a compensation consultant in connection with its review of trends in management compensation and models of new compensation programs.

The Compensation Committee has, from time to time over the past several years, engaged Radford, an independent compensation consultant, to provide consulting services in connection with Actua’s executive compensation. Under the terms of those engagements, Radford has:

•	reported directly to the Compensation Committee;

•	periodically participated in the meetings of the Compensation Committee;

•	provided evaluations of the compensation offered by Actua’s peers; and

•	made recommendations to the Compensation Committee regarding executive officer compensation.

The Compensation Committee’s engagements of Radford have been motivated generally by its desire to maintain an appropriately competitive compensation program. From time to time, Radford advises Actua’s management in connection with the structure and development of compensation programs to be proposed to the Compensation Committee and provides Actua’s management with benchmarking data in connection with the compensation of executives at Actua and its subsidiary companies. In connection with its most recent engagement of Radford, the Compensation Committee assessed Radford’s independence relative to Actua in accordance with applicable SEC and NASDAQ rules and determined Radford to be an independent compensation adviser for Actua.

The Role of Management and Other Employees

Actua’s CEO meets with the Compensation Committee and is responsible for evaluating the performance of Actua’s other executive officers and making recommendations to the Compensation Committee as to the kinds and amounts of compensation to be paid to those individuals based on their performance. Those recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer that set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. Actua’s management is responsible for evaluating and setting the compensation of Actua’s non-executive employees. Actua management also recommends performance goals to the Compensation Committee based on Actua’s strategic initiatives and the financial plans of Actua’s companies.

Actua’s employees, particularly the members of its human resources, finance and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports, tally sheets and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing documentation relating to Actua’s compensation plans, agreements and other arrangements.

Peer Analysis

The Compensation Committee uses peer benchmarking as a guideline in setting levels of executive compensation; it recognizes the importance of offering competitive compensation packages in order to attract and retain key executives. Peer companies are selected by the Compensation Committee with input from Actua management and Actua’s compensation consultant. Given Actua’s structure as a publicly-traded corporation with interests in a number of different companies, the Compensation Committee historically focused on the compensation packages offered by Actua’s public company peers and by private equity and venture capital firms of the type with which Actua has competed for talent with assets comparable to those held by Actua. In evaluating those compensation packages, the Compensation Committee has relied on published market surveys and related analyses supplied by the compensation consultant, as well as the personal knowledge of Actua Board members who have experience with relevant compensation arrangements.

In late 2013 and early 2014, the Compensation Committee engaged Radford to provide benchmarking information, analysis and advice in connection with proposed changes to Actua’s director compensation program and proposed restricted stock grants to Actua’s executive officers. In light of Actua’s relatively new identity as a pure-play, cloud-based software company, Radford recommended, and the Compensation Committee approved, the following publicly-traded software (mostly cloud-based software) companies, which bear similarities to Actua in terms of number of employees, revenues, operating income, net income and market capitalization, as appropriate peers when performing benchmark analysis in connection with proposed changes to Actua’s compensation:

Actua 2014 Public Company Peers
Accelrys, Inc.*	eHealth, Inc.	Move, Inc.*
Actuate Corporation*	Ellie Mae, Inc.	NetSuite Inc.
Advent Software, Inc.*	Interactive Intelligence Group, Inc.	Responsys, Inc.*
Bazaarvoice, Inc.	Intralinks Holdings, Inc.	Rosetta Stone Inc.
Blackbaud, Inc.	Jive Software, Inc.	ServiceNow, Inc.
CommVault Systems, Inc.	Limelight Networks, Inc.	Synchronoss Technologies, Inc.
Dealertrack Technologies, Inc.	Liquidity Services, Inc.	The Active Network, Inc.*
Digital River, Inc.*	LivePerson, Inc.	Websense, Inc.*

*	Company has been acquired by an individual party and is no longer publicly traded.

Elements of Actua’s Compensation Program

In order to attract and retain exceptional executives, motivate those executives to accomplish Actua’s strategic and financial objectives and align the interests of those executives with the interests of Actua’s stockholders, Actua generally compensates its executive officers through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2014, consisted primarily of:

•	annual cash salaries;

•	stock bonuses (subject to vesting based upon the achievement of specific business goals and outcomes, including, among other things, the deployment of capital through Board-approved acquisitions that are aligned with Actua’s strategic plan); and

•	long-term equity awards (with half of the awards subject to time-based vesting, and the other half subject to vesting based upon Actua’s Common Stock price meeting or exceeding specified targets).

In addition to the primary components of its compensation program, Actua provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation program under which Actua’s executive officers remain eligible to receive cash payments in the event of liquidity events or other distributions at certain companies in which Actua acquired equity interests in 2008 and 2009, including Bolt (the program is described further in “Elements of Actua’s Compensation Program–Carried Interest Program” below). Actua has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in the sections that follow and elsewhere in this proxy statement.

Base Salaries

The Compensation Committee aims to set competitive base salaries for Actua’s executive officers. Consistent with Radford’s recommendations, the base salaries of Actua’s executive officers have historically been targeted at a level between the 50th and 75th percentiles of Actua’s peer comparison group. However, peer comparisons are only one factor taken into account by the Compensation Committee in establishing the base salaries of Actua’s executive officers. The committee also takes into consideration an executive’s skill set, experience and responsibilities within Actua, as well as internal pay equity among Actua executives, in setting base salaries.

The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. In 2007, following a comprehensive peer benchmarking review by Radford, Actua entered into employment agreements with Mr. Buckley, Mr. Alexander (who was then a Managing Director), and Mr. R. Kirk Morgan, Actua’s Chief Financial Officer. More complete descriptions of the respective terms of Mr. Buckley’s, Mr. Alexander’s and Mr. Morgan’s employment agreements are contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below. Under the employment agreements, the base salaries of Mr. Buckley, Mr. Alexander and Mr. Morgan were set at $450,000, $450,000 and $275,000, respectively.

The base salaries of Mr. Buckley and Mr. Alexander have not increased since 2007, despite a number of amendments to their employment agreements and Mr. Alexander’s promotion to President in 2009, and Mr. Morgan’s base salary has not increased since January 2012, when it was raised from $275,000 to $300,000 following peer benchmarking and a recommendation from Radford.

Bonuses

Early in each year, the Compensation Committee establishes an annual performance plan to motivate Actua’s executive officers and other employees to execute the company’s strategy through the achievement of specified financial and strategic goals. After a recommendation from the Compensation Committee, the performance plan is approved by the full Board. The performance plan sets forth short-term goals designed to focus Actua’s management on quantitative and qualitative goals that the Compensation Committee believes will foster lasting stockholder value and to reward executive officers and other employees for performance. The qualitative elements of the performance plan focus on Actua’s achievement of certain strategic objectives that are identified at the beginning of the applicable measurement period.

Actua went into 2014 with approximately $335 million of cash on its balance sheet and corporate goals that included:

•	driving growth at its existing vertical cloud businesses (Bolt, GovDelivery and MSDSonline) through, among other things, investment in research and development, sales and marketing and tuck-in acquisitions;

•	acquiring one or more new cloud-based, recurring revenue businesses that bring transformational efficiency to specific vertical markets; and

•	executing a corporate rebranding strategy to reflect Actua’s evolution to a multi-vertical cloud technology company.

With these corporate goals in mind, the Compensation Committee worked with Actua management to design an annual bonus plan that would reward, among other things, strong operational performance, the completion of a successful rebranding effort and the successful deployment of capital towards Board-approved acquisitions that are aligned with Actua’s strategic plan. Specifically, the potential bonus award under the 2014 performance plan, which was approved by the Compensation Committee on February 18, 2014 and the full Board on February 28, 2014, was allocated as follows:

•	40% of the potential bonus was tied to the achievement by Actua’s existing vertical cloud businesses of $80 million in annual aggregate GAAP revenue;

•	20% of the potential bonus was tied to the achievement by Actua’s existing vertical cloud businesses of annual adjusted non-GAAP net income/loss (ANI) per share of $(0.36);

•	25% of the potential bonus was tied to Actua’s deployment of capital in a manner that the Compensation Committee believed to be in the best interests of Actua’s stockholders; and

•	15% of the potential bonus was tied to Actua’s execution against the following qualitative goals: (1) execution of strategic initiatives; (2) brand enhancement; and (3) reaction to unforeseen market and business conditions.

Under the 2014 performance plan, the Compensation Committee established, based on individual company plans, single, aggregate performance bands with minimum and maximum performance levels in terms of both revenue and ANI per share. If Actua’s group of vertical cloud businesses produced revenue and/or ANI per share within the established performance bands, a portion of each executive’s target bonus would be paid based on the level of revenue and/or ANI per share produced.

The performance bands are derived from financial plans that Actua’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. In other words, the Compensation Committee establishes aspirational or “stretch” revenue and earnings performance plan goals that do not merely reflect Actua’s expectations with respect to the revenue and earnings of its companies. To illustrate, under the 2014 performance plan, the revenue goal of $80 million was at the top of Actua’s stated investor revenue guidance range of between $78 million and $80 million, and the ANI per share goal of $(0.36) was at the top of its stated investor ANI per share guidance range of between $(0.36) and $(0.41).

During the course of 2014, based in part on the FolioDynamix acquisition, Actua increased its stated investor revenue guidance range from between $78 million and $80 million to between $83 million and $84.5 million and tightened its ANI per share guidance range from between $(0.36) and $(0.41) to between $(0.39) and $(0.41). Because Actua owned FolioDynamix for such a small portion (less than two months) of 2014, and because the acquisition itself was already taken into account in connection with the plan’s capital deployment goal (as described below), the Compensation Committee did not amend the consolidated revenue and ANI goals to take into account FolioDynamix’s 2014 financial results.

In connection with the performance plan, an annual target bonus is established for each Actua executive officer, usually in accordance with the executive officer’s employment agreement; the target bonus is stated as a percentage of the executive officer’s base salary. Consistent with Radford’s recommendation, target bonuses are generally set at a level between the 50th and 75th percentiles of Actua’s peer comparison group. The target bonuses for Actua’s executive officers for 2014, as mandated by their respective employment agreements, were (1) 175% of base salary, or $787,500, for each of Messrs. Buckley and Alexander and (2) 100% of base salary, or $300,000, for Mr. Morgan. The Compensation Committee increased Mr. Buckley’s and Mr. Alexander’s target bonuses from 150% of base salary, or $675,000, in February 2014 (effective as of the 2014 bonus period), based on Actua’s strong performance in recent years and the fact that neither Mr. Buckley nor Mr. Alexander has had any increase in his base salary or target bonus since 2007.

Actual bonus awards can range from 0% to 200% of an individual’s target award; in practice, bonus awards paid to Actua’s executive officers have ranged from 51% to 129% of their corresponding target awards (with 51% being paid to each of the three executive officers for 2011, and 129% being paid to Mr. Alexander for 2012). Bonus awards for Actua’s executive officers under Actua’s annual performance plan are typically tied directly to Actua’s achievement of the performance plan goals; therefore, Actua’s executive officers will receive payment under the performance plan only to the extent that specific company goals are achieved. Furthermore, a meaningful portion of the annual/short-term compensation of Actua’s executive officers is tied to the performance plan. The Compensation Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual company performance.

In February 2015, the Compensation Committee evaluated Actua’s 2014 performance to determine the payout under the 2014 performance plan. The committee declared a bonus for 2014 performance based on 100% achievement of goals. The award was comprised as follows:

•	27% out of a targeted 40% with respect to aggregate vertical cloud business GAAP revenue (based on revenue of $79.4 million relative to the $80 million goal);

•	10% out of a targeted 20% with respect to aggregate vertical cloud business ANI per share (based on ANI of $(0.41) relative to the $(0.36) goal);

•	50% out of a targeted 25% with respect to capital deployment goal (based on $214 million deployed in approved acquisitions relative to the $115 million goal); and

•	13% out of a targeted 15% with respect to Actua’s execution against qualitative goals (based in large part on the company’s extensive rebranding efforts).

The Compensation Committee noted that the 100% 2014 bonus payout was appropriate in light of the successful completion of the FolioDynamix, KMI and NuCivic acquisitions, the efforts of the management team in connection with the company’s rebranding efforts and the strong collective operating performance of the three vertical cloud companies that Actua owned throughout 2014.

Consistent with its “pay for performance” philosophy, as well as its desire to increase the upside potential and downside consequences for Actua’s executive officers by delivering an increasing amount of executive compensation in the form of equity grants, the Compensation Committee decided to pay executive officers’ annual performance plan bonuses (up to 100% payout of target) in the form of performance-based restricted Actua Common Stock (the “Performance Plan Restricted Stock”). Accordingly, on February 28, 2014, in lieu of the right to receive a 2014 performance plan bonus in cash, each of Actua’s executive officers was granted shares of Performance Plan Restricted Stock with an aggregate value, based on a per share price of $20.33 (the closing price of Actua Common Stock on that date), equal to 100% of the dollar amount of his target bonus. If and to the extent that the payout (expressed as a percentage) for an executive officer under the 2014 performance plan:

•	were greater than or equal to 100% of the target, all of his Performance Plan Restricted Stock would have vested, and the remainder of his bonus, if any, would have been paid in cash; or

•	were greater than 0% but less than 100% of the target, a percentage of his Performance Plan Restricted Stock equal to his payout percentage would have vested, his non-vesting shares of Performance Plan Restricted Stock would have been forfeited, and no amount would have been paid in cash.

Since the payout under the 2014 performance plan was 100% of the target for each of Actua’s executive officers, all of each executive officer’s 2014 performance plan bonus was paid in Performance Plan Restricted Stock. In addition, because the value of Actua’s Common Stock decreased from $20.33 on the date the Performance Plan Restricted Stock was granted in February 2014 to $16.76 on the date that it vested in March 2015, the value realized by Actua’s executive officers through their 2014 performance shares (which were designed to promote executive-stockholder alignment) at the time they vested represented approximately 82% of their target bonuses ($649,213, $247,319, and $649,213 for Messrs. Buckley, Morgan and Alexander, respectively, as opposed to $787,500, $300,000 and $787,500, respectively, which are reported on the “Summary Compensation Table” below).

In February 2015, based in large part on the incremental executive/stockholder alignment achieved by paying a portion of the executive officers’ 2013 annual bonuses and all of their 2014 annual bonuses in the form of Performance Plan Restricted Stock, the Compensation Committee determined to pay the executive officers’ 2015 performance plan bonuses (to the extent earned, up to 150% payout of target) in the form of Performance Plan Restricted Stock, with any payout under the 2015 performance plan in excess of 150% of the targets being paid in cash. Accordingly, on February 27, 2015, each of Actua’s executive officers was granted shares of Performance Plan Restricted Stock with an aggregate value, based on a per share price of $16.76 (the closing price of Actua Common Stock on that date), equal to 150% of the dollar amount of his target bonus. If and to the extent that the payout (expressed as a percentage) for an executive officer under the 2015 performance plan:

•	is greater than or equal to 150% of the target, all of his or her Performance Plan Restricted Stock will vest, and the remainder of his or her bonus, if any, will be paid in cash; or

•	is greater than 0% but less than 150% of the target, a percentage of his Performance Plan Restricted Stock equal to two-thirds of his or her payout percentage will vest, his or her non-vesting shares of Performance Plan Restricted Stock will be forfeited, and no amount will be paid in cash.

Equity Grants

The Compensation Committee has long believed that Actua’s executive officers should focus on building long-term value for Actua’s stockholders and, when operating Actua, should be cognizant of, and subject to, similar risks and rewards as Actua’s stockholders. Thus, under Actua’s compensation program, a significant portion of each executive officer’s compensation typically consists of equity awards under the Omnibus Equity Plan that are directly linked to the price of Actua’s Common Stock. The Compensation Committee further believes that the alignment of the interests of Actua’s management and its stockholders should be a long-term proposition. Accordingly, the committee:

•	has had an increasing preference in providing executives with significant, one-time, long-term (often incentive-based) equity awards that are designed to incent Actua’s management team and align its interests with those of Actua’s stockholders over a several-year period, as most recently demonstrated by the substantial restricted stock grants made in February 2014, as described more fully below; and

•	seeks to have a meaningful portion of Actua’s outstanding equity grants continually held by Actua’s executive officers, a goal that has been accomplished in part through Actua’s stock ownership guidelines, which are described more fully in “Executive Officer Stock Ownership Guidelines” below.

The long-term alignment of Actua’s executive officers and its stockholders, as designed by the Compensation Committee, was once again demonstrated by the value delivered through the company’s 2014 executive compensation. Actua’s stock price at the beginning of 2014 was virtually the same as it was at the end of the year; however, a decrease in Actua’s Common Stock price from $20.33 (at the time the 2014 performance share grants and 2014 restricted stock grants were made) to $16.76 (at the time the 2014 performance shares and the first tranche of the time-based restricted shares (representing 12.5% of the total 2014 restricted shares) vested) caused a corresponding decrease in the value realized by Actua’s executive officers through their 2014 bonuses and the equity awards, including those granted in 2014, that they held.

The Compensation Committee has traditionally made, or recommended that the Board make, equity grants to executive officers following input from an independent compensation consultant and Actua’s management. The committee has sought a form and size of equity award that would provide a long-term incentive that is competitive with the awards granted by Actua’s peers, that would preserve Actua’s internal pay equity standards and that would serve as an effective retention tool. When determining the kind and amount of equity awards to grant, the Compensation Committee has considered the accounting and tax implications of potential awards, as well as the dilutive impact that potential awards would have on Actua’s stockholders.

In recent years, equity awards to Actua’s executive officers have consisted of (1) restricted stock and SAR awards subject to time-based vesting over a four-year period and (2) restricted stock awards subject to performance-based and/or market-based vesting that is contingent upon the achievement of specific long-term company objectives.

Time-Based Restricted Stock/SAR Awards

The Compensation Committee believes that time-based restricted stock/SAR awards, which are designed primarily to provide retentive value for Actua’s executives, are consistent with its “pay for performance” philosophy, as well as its tenets that (1) each executive’s compensation package should have significant upside potential for strong performance and downside consequences for underperformance and (2) the risks and rewards of Actua’s executives should mirror, as closely as possible, those of the company’s stockholders, in that:

•	the restricted stock component provides executives with a portion of their compensation in the same form held by Actua’s stockholders; and

•	the SAR component provides value for executives only where corresponding value has been created for Actua’s stockholders from the time the relevant SARs were granted.

Further, the Compensation Committee prefers SARs over stock options because, through SAR grants, it is able to provide executives with the same or a similar level of economic benefits and incentives as are provided by stock options, with less dilution to Actua’s stockholders.

Between January 2010 and February 2014, the Compensation Committee made the following time-based equity grants to Actua’s executive officers:

Name	Date Awarded	Number/Type of Security	Exercise/Base Price (if applicable)	Vesting Period
Walter W. Buckley, III	1/11/10	355,000 SARs	$6.70	4 years (25% after one year; the remainder in equal monthly installments thereafter)

	10/4/11	183,334 shares of restricted stock	N/A	4 years (in equal semi-annual installments)

	2/28/14	375,000 shares of restricted stock	N/A	4 years (in equal annual installments)

Doug Alexander	1/11/10	355,000 SARs	$6.70	4 years (25% after one year; the remainder in equal monthly installments thereafter)

	10/4/11	183,334 shares of restricted stock	N/A	4 years (in equal semi-annual installments)

	2/28/14	375,000 shares of restricted stock	N/A	4 years (in equal annual installments)

R. Kirk Morgan	1/11/10	155,000 SARs	$6.70	4 years (25% after one year; the remainder in equal monthly installments thereafter)

	6/17/11	12,500 shares of restricted stock	N/A	4 years (in equal annual installments)

	6/17/11	37,500 SARs	$12.15	4 years (25% after one year; the remainder in equal monthly installments thereafter)

	6/15/12	12,500 shares of restricted stock	N/A	4 years (in equal semi-annual installments)

	6/15/12	37,500 SARs	$9.25	4 years (25% after one year; the remainder in equal monthly installments thereafter)

	2/28/14	100,000 shares of restricted stock	N/A	4 years (in equal annual installments)

The “Outstanding Equity Awards” table in “Executive Compensation” below contains specific information relating to the vesting of the outstanding time-based SARs and shares of restricted stock held by the executive officers as of December 31, 2014.

Performance-Based/Market-Based Restricted Stock Awards

Given the Compensation Committee’s (1) desire to tie a greater portion of the compensation of Actua’s executives to the company’s sustained performance in furtherance of its business strategy and (2) long-term expectations with respect to the value of Actua’s Common Stock, it has more recently focused on granting Actua’s executive officers substantial restricted stock awards subject to performance-based and/or market-based vesting (in particular, vesting contingent upon the achievement of long-term stock price and/or financial objectives) that are designed to incent Actua’s executives over a several-year period.

The Compensation Committee believes that restricted stock grants subject to vesting contingent upon the achievement of specific long-term company objectives are effective vehicles to drive outcomes that would either directly (in the case of stock price targets) or indirectly (in the case of revenue and earnings targets) lead to substantial long-term stockholder returns. The committee views market-based awards as particularly favorable from a stockholder perspective because Actua’s executive officers realize value from those awards only to the extent that substantial returns for Actua stockholders are actually achieved. The Compensation Committee believes that any long-term performance objectives should be set at levels that would likely be achieved only if Actua is able to both (1) consistently achieve exceptional operating performance at its consolidated vertical cloud businesses over a multi-year period and (2) pursue and execute acquisitions of additional vertical cloud businesses that are accretive to that operating performance and to Actua’s overall value.

In recent years, Actua has awarded two significant grants of performance-based/market-based shares to its executive officers:

October 2011 Grant

In October 2011, the Compensation Committee granted 550,000 shares of restricted stock to each of Mr. Buckley and Mr. Alexander, with each grant consisting of (1) 183,334 shares subject to time-based vesting (as noted in the table above), (2) 183,333 shares subject to Actua’s achievement of certain consolidated revenue and EBITDA targets and (3) 183,333 shares subject to Actua’s Common Stock price meeting or exceeding certain metrics, as described below.

The 183,333 shares subject to performance-based conditions would have vested if either (1) Actua’s trailing 12-month consolidated revenue exceeded $500 million at any time on or before December 31, 2015 or (2) Actua’s share of trailing 12-month consolidated adjusted EBITDA (excluding equity-based compensation and unusual items) exceeded $70 million at any time on or before December 31, 2015, with partial vesting upon 75% achievement of either of the targets. Following Actua’s 2013 sale of Procurian, which accounted for a sizeable majority of Actua’s revenues and earnings, the Compensation Committee determined that the performance-based targets were not reasonably capable of achievement. In light of the committee’s determination, Mr. Buckley and Mr. Alexander elected to forfeit their performance-based shares in February 2014.

The remaining 183,333 shares are subject to the following market-based vesting conditions:

•	All 183,333 shares will vest if the 30-day volume weighted average price per share (VWAP) of Actua’s Common Stock equals or exceeds $25 at any time prior to December 31, 2015; or

•	91,667 of the shares will vest if the $25 stock price target is not achieved, but Actua’s total stockholder return is in the top 40% of all NASDAQ Component members for the period beginning on the date of grant and ending on December 31, 2015.

The restricted shares granted in October 2011 are subject to the vesting acceleration provisions contained in Mr. Buckley’s and Mr. Alexander’s respective employment agreements, except that all of the shares subject to the market-based vesting conditions will automatically become fully vested upon an Actua “change of control” (as defined in the Omnibus Equity Plan). The treatment of Mr. Buckley’s and Mr. Alexander’s equity grants upon a change of control is described further in “Executive Compensation–Potential Payments Upon Termination or Change in Control” below.

The “Outstanding Equity Awards” table in “Executive Compensation” below contains specific information relating to the vesting of the shares of restricted stock granted to Mr. Buckley and Mr. Alexander in October 2011 as of December 31, 2014.

February 2014 Grant

On February 28, 2014, in light of (1) the fact that the vast majority of the time-based equity awards held by Actua’s executive officers were vested or set to vest in 2014 and (2) the restricted stock forfeitures described above, and after consultation with Radford as to the appropriate size of the grant and appropriate stock performance metrics, the Board (based on the recommendation of the Compensation Committee) granted 750,000 shares of restricted stock to each of Messrs. Buckley and Alexander and 200,000 shares of restricted stock to Mr. Morgan, with 50% of the shares in each grant subject to time-based vesting (as noted in the table above) and 50% of the shares in each grant subject to Actua’s Common Stock price meeting or exceeding certain metrics, as described below.

The vesting of the market-based shares (375,000 shares for each of Messrs. Buckley and Alexander, and 100,000 shares for Mr. Morgan) is contingent upon the 45-trading day VWAP of Actua’s Common Stock meeting or exceeding specified 45-trading day VWAP targets ($28.07, $30.16, $32.38 and $34.71) on or before February 28, 2018, with 25% of the shares vesting on the first business day following achievement of each of the targets. Consistent with the Compensation Committee’s focus on creating long-term stockholder value, if any of the VWAP targets were/is achieved at any time:

•	on or prior to February 28, 2015, then 50% of the shares that would have vested upon achieving the VWAP target would have instead vested on February 28, 2015, and the remaining 50% of the shares that would have vested upon achieving the WVAP target would have instead been scheduled to vest on February 28, 2016; and/or

•	between March 1, 2015 and February 28, 2016, then 50% of the applicable shares will vest on the date of achievement of the VWAP target, and the remaining 50% of the shares that would have vested upon achieving the WVAP target will instead vest on February 28, 2016.

If an Actua “change of control” (as defined in the Omnibus Equity Plan) occurs, and, in connection with the change of control, an executive officer is terminated without “cause” (as defined in the employment agreements of Messrs. Buckley, Alexander and Morgan) or leaves for “good reason” (as defined in the employment agreements of Messrs. Buckley and Alexander and the restricted share agreement of Mr. Morgan), then all of the executive officer’s 2014 restricted shares will become fully vested. In addition, the Compensation Committee will have the discretion to accelerate the vesting of any 2014 restricted shares, in whole or in part, upon the occurrence of any Actua change of control, regardless of whether the executive officer holding those shares is terminated without cause or leaves for good reason.

As described in more detail in “Bonuses” above, the Compensation Committee paid all of the executive officers’ 2014 annual performance plan bonuses (and has decided to pay all of the executive officers’ 2015 annual performance plan bonuses (up to 150% payout of target)) in the form of performance-based restricted Actua Common Stock that vests upon the achievement of annual performance targets.

Other Equity Awards

In connection with his service as the interim Chief Executive Officer of Channel Intelligence, Inc. (“Channel Intelligence”), Mr. Alexander was granted a profits interest in CIML, LLC (“CIML”), the parent holding company of Channel Intelligence and mylist Corporation (“mylist”), in July 2012. The profits interest, which was designed by the Compensation Committee to incent Mr. Alexander to drive value at Channel Intelligence in his significant role at that company, entitled Mr. Alexander to receive approximately 2.6% of all distributions from CIML to its equity holders to the extent those distributions exceeded $85.14 million (the fair market value of CIML at the time of the profits interest grant). The profits interest, which was subject to a three-year, time-based vesting schedule, automatically vested in February 2013 in connection with the sale of Channel Intelligence to Google Inc. (“Google”), which entitled CIML’s equity holders to aggregate distributions of approximately $114 million. Through his profits interest, Mr. Alexander received $1,040,702 of Channel Intelligence sale proceeds, including $424,010 of proceeds (which had been placed in escrow to satisfy potential indemnity claims) in 2014. Since all of the proceeds from the Channel Intelligence sale have been distributed to CIML’s equity holders, and mylist ceased operations in 2014, Mr. Alexander is not expected to receive any further distributions from CIML (other than a potential de minimis distribution in connection with the wind-down of CIML).

Carried Interest Program

Under Actua’s carried interest program, which became effective in 2008, the Compensation Committee awarded grants to Actua’s executive officers in the form of interests in limited partnerships that held interests in companies acquired by Actua in 2008 and 2009.

The principal features of the carried interest program, which has been administered by the Compensation Committee, are as follows:

•	In 2008 and 2009, interests in new companies were acquired through a partnership (one new partnership per year) in which Actua Holdings, Inc., a wholly-owned subsidiary of Actua (“Actua Holdings”), is the general partner, and Actua management participants are limited partners;

•	For each partnership, a carried interest (a right to receive a certain percentage of the investment profits realized by the partnership) of 15% was eligible for allocation to management participants;

•	Carried interest would be paid in connection with a liquidity event or income receipt at any of those companies, subject to Actua Holdings realizing an 8% compounded profit;

•	Rights to receive carried interest vested over a six-year period, with 50% of a participant’s interest vesting after three years, and the remainder vesting in equal portions over the next three years (all carried interest, including vested carried interest, would be forfeited on a termination of employment for cause); and

•	40% of all gross carried interest distributions would be withheld and retained by each partnership to secure potential “clawback” claims. Upon the liquidation of a partnership, a determination would be made as to whether the aggregate amount of prior distributions made to participants were in excess of 15% of such partnership’s net income; if so, the participants would be required to forfeit previously withheld amounts to the extent of that excess (but would not be required to repay any additional amounts in the event that the withheld amounts are insufficient to cover that excess).

In both 2008 and 2009, the Compensation Committee approved grants to Actua executives in separate carried interest plans. Of the 15% of carried interest that was available for allocation to management in 2008 and 2009, 3% of the carried interest for each of those years was allocated to each of Messrs. Buckley and Alexander, and 0.65% of the carried interest for each of those years was allocated to Mr. Morgan. Those allocations were based on, among other things, each individual’s skill set, experience and roles and responsibilities with respect to Actua’s acquisition of, and relationship with, its companies. In approving the grants, the Compensation Committee also took into account the other components of each recipient’s compensation package.

The 2009 carried interest plan holds, among other things, all of Actua’s equity interests in Bolt, one of its vertical cloud-based businesses; Actua deployed approximately $85.2 million through 2014 to acquire the interests held in the 2009 plan, including approximately $25.5 million in 2014. To the extent that Bolt grows in value, the Compensation Committee will ascribe a greater amount of value to the carried interest held by Actua’s executive officers under the 2009 carried interest plan. The Compensation Committee ascribes a relatively small amount of value to the carried interest held by Actua’s executive officers under the 2008 carried interest plan, as, to date, Actua has deployed only approximately $5 million of capital into interests held in that carried interest plan, and it does not expect to deploy a meaningful amount of capital, if any, into interests held in that plan in the future.

Since the adoption of the 2008 and 2009 carried interest plans, Actua’s business model has evolved from owning minority equity stakes in many companies to owning substantial majority stakes in a much smaller number of companies. For example, in 2009, Actua acquired an approximately 26% stake in Bolt; consistent with its evolving strategy, Actua has over time increased its ownership stake in Bolt to approximately 70%. As a result of Actua’s evolving business model, as well as the ongoing capital needs of Bolt (with $92.2 million being deployed to acquire interests in Bolt to date), the Compensation Committee and the Board determined that any future interests in Bolt would be acquired directly by Actua, not the 2009 carried interest plan. In addition, as discussed above, the Compensation Committee believes that the use of awards tied directly to the performance of Actua’s Common Stock, such as SARs and restricted stock (particularly restricted stock with performance-based and/or market-based vesting), is well-suited to focus Actua’s executive officers on driving the company’s financial performance over the long term. Accordingly, new carried interest plans have not been a part of the compensation packages of Actua’s executive officers since 2009, and they are not likely to be a part of Actua’s executive officer compensation packages in the future.

Severance

In order to attract and retain executive talent, Actua generally provides severance benefits to each of its executive officers. Those benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and/or accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause or, in some cases, resigns for good reason and executes a release in favor of Actua. Any automatic severance benefits (other than vesting acceleration benefits) associated with an Actua change of control are based on a “double trigger,” such that the benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change of control. Any automatic vesting acceleration benefits are also contingent upon the occurrence of a double trigger, except with respect to the market-based restricted stock granted to Messrs. Buckley and Alexander in October 2011 (the vesting of which accelerates upon a change of control, regardless of whether Mr. Buckley’s or Mr. Alexander’s employment is terminated in connection with the change of control). A detailed discussion of the severance benefits payable to Actua’s executive officers is set forth in “Potential Payments Upon Termination or Change of Control” below.

Retirement Plans

Actua maintains a tax-qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. Actua also has a matching program under which the company matches a portion of the amount contributed by each employee into the 401(k) plan (up to 6% of each employee’s total compensation, with up to 1% of the employee’s total compensation matched at 100%, and up to an additional 5% of the employee’s total compensation matched at 50%). The match is also subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which for 2014 was $17,500 (plus an additional $5,500 for catch-up contributions for employees age 50 or older) and in 2015 is $18,000 (plus an additional $6,000 for catch-up contributions for employees age 50 or older).

Actua does not provide any other pension or retirement benefits to its executive officers.

Other Compensation

Actua provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. Those benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. Actua does not provide its executive officers with any other perquisites.

Equity Awards Practices

Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. Actua prices all of its stock options and SARs based on the “fair market value” of Actua’s Common Stock, as that term is defined in Actua’s equity compensation plans, on the date of the grant. The fair market value of Actua’s Common Stock is defined as the closing price of Actua’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in Actua’s Common Stock on the date of grant).

The Compensation Committee has enacted a formal equity award grant policy, which provides that:

•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, and those minutes must set forth the details of such grants;

•	the exercise price of the equity grants, if applicable, must equal fair market value on the date of the grant; and

•	equity grants may not be made during any period in which Actua is in possession of material non-public information.

On February 28, 2014, at the request of one of Actua’s stockholders, the Board amended the Omnibus Equity Plan to further memorialize Actua’s long-standing policy of not granting stock options with a strike price of less than fair market value on the date of grant.

Executive Officer Stock Ownership Guidelines

Actua believes that it is important for its executive officers to maintain meaningful equity stakes in Actua so that the interests of Actua’s executives remain aligned with the interests of its stockholders over time. Accordingly, the Board has established stock ownership guidelines for Actua’s executive officers. Under the guidelines, the executive officers must hold, during the term of their respective employment:

•	for Mr. Buckley, Common Stock valued at $1,350,000 (300% of his base salary) or 169,700 shares of Common Stock (40% of all of his restricted stock awards that have vested since July 2005), whichever is less;

•	for Mr. Alexander, Common Stock valued at $675,000 (150% of his base salary) or 139,667 shares of Common Stock (40% of all of his restricted stock awards that have vested since July 2005), whichever is less; and

•	for Mr. Morgan, Common Stock valued at $120,000 (40% of his base salary) or 29,870 shares of Common Stock (40% of all his restricted stock awards that have vested since February 2006), whichever is less.

Actua’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To Actua’s knowledge, all of its executive officers are currently in compliance with the guidelines.

Compensation Clawback Policy

Actua maintains a Compensation Clawback Policy under which the Board may recoup (in whole or in part) any performance-based bonus or other incentive-based compensation paid to any Actua executive officer to the extent that the bonus or compensation is based upon financial results that were impacted by that executive officer’s fraud or intentional misconduct.

Policies on Hedging and Pledging Transactions

Actua’s Insider Trading and Disclosure Policy, as amended, provides that neither Actua’s directors or executive officers nor their respective family members may enter into hedging transactions, such as zero cost collars and forward sale contracts, with respect to Actua securities without first obtaining clearance from Actua’s General Counsel. Under the policy, any request for pre-clearance of a proposed hedging transaction:

•	must be submitted to Actua’s General Counsel at least two weeks prior to the scheduled execution of the hedging transaction;

•	must set forth a justification for the hedging transaction; and

•	may be granted (or denied) in the General Counsel’s sole discretion.

Actua’s Insider Trading and Disclosure Policy allows Actua’s directors and executive officers and their respective family members to pledge Actua securities as collateral in connection with loan arrangements. However, the policy considers the foreclosure of Actua securities pledged as collateral for a loan to be a trade/disposition of Actua securities for all purposes under the policy (including the applicable blackout period trading prohibitions) unless the relevant pledge has been approved by the Board.

To Actua’s knowledge, no Actua director or executive officer is a party to any hedging or pledging transaction with respect to Actua securities.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits public companies from taking a tax deduction for compensation in excess of $1 million paid to certain executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of Actua and its stockholders that Actua retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time to time, approved elements of compensation for Actua executive officers that were consistent with its compensation objectives but were not fully deductible as compensation expenses. In 2014, approximately $700,000 of the compensation paid to Actua’s executive officers was not deductible for federal income tax purposes.

2014 Realized Pay Table

The following table supplements the “Summary Compensation Table” that appears in “Executive Compensation” below; it is designed to show the compensation actually realized in 2014 by each of Actua’s executive officers. As described further in the following paragraphs, the only substantive differences between the following Realized Pay Table and the 2014 entries in the standard Summary Compensation Table are:

•	the value placed on the equity awards granted to each of Actua’s executive officers in 2014;

•	the value placed on the portion of the equity awards granted to Actua’s executive officers prior to 2014 that vested in 2014; and

•	the inclusion in the Realized Pay Table of the amounts received by Mr. Alexander through the profits interest in CIML that was awarded to him in connection with his service as interim CEO of Channel Intelligence (those amounts are not required to be included in the Summary Compensation Table).

SEC rules require companies to report the full grant date fair value of all equity awards in the Summary Compensation Table for the year in which the awards were granted. As a result, significant compensation amounts have been reported in the Summary Compensation Table relating to the restricted stock awards granted to Actua’s executive officers in February 2014, specifically the Performance Plan Restricted Stock and the long-term time-based and market-based restricted stock. The executive officers had not realized any value from those equity awards in 2014, however, since:

•	none of the restricted stock had vested in 2014 (the Performance Plan Restricted Stock and 25% of the time-based restricted stock ultimately vested in March 2015);

•	it was (and is) not clear how many shares of the restricted stock would vest in the future (particularly since more than half of the total shares were based on aspirational Actua corporate goals and market conditions); and

•	it was (and is) not clear what the price/value of the restricted shares would be if and when they vest (for example, the market value of the Performance Plan Restricted Stock and 25% of the time-based restricted stock, which vested in March 2015, was approximately 18% lower than it was at the time the stock was granted).

We therefore present the supplemental Realized Pay Table below to show all of the equity awards that vested during 2014 (regardless of when they were granted) and to reflect the aggregate value of those awards as of the applicable vesting date. By doing so, the Realized Pay Table:

•	ascribes value to Actua’s equity grants in a manner that is more consistent than the Summary Compensation Table with the way the Compensation Committee values those grants when it makes them; and

•	reflects the price of Actua’s Common Stock at a time when the executive officers are actually able to liquidate their equity awards (that is, realize value with respect to those awards).

There can be no assurance that Actua’s executive officers will actually realize the value ascribed in the Realized Pay Table to the shares of restricted stock or SARs that vested in 2014, since the ultimate value of the (1) vested restricted stock will depend on Actua’s Common Stock price when, if ever, the unrestricted shares of Common Stock are liquidated and (2) SARs will depend on Actua’s Common Stock price when, if ever, the SARs are exercised and when, if ever, the underlying shares of Common Stock are liquidated.

2014 Realized Pay Table

Name and Principal Position	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2)	SAR/ Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (1)	Change in Pension Value and Non-Qualified Deferred Compen- sation Earnings ($) (1)	All Other Compensation ($) (4)	Total ($)
Walter W. Buckley, III
Chairman of the Board/ Chief Executive Officer	$450,000	—	$1,405,785	$81,221	—	—	$30,615	$1,967,621
R. Kirk Morgan
Chief Financial Officer	$300,000	—	$354,556	$141,739	—	—	$26,122	$822,417
Doug Alexander
President	$450,000	—	$1,405,785	$81,221	—	—	$453,205	$2,390,211

(1)	The amount shown in this column for each executive officer, if any, is identical to the amount set forth for 2014 in the corresponding column in the “Summary Compensation Table” in “Executive Compensation” below.
(2)	The amount shown in this column for each executive officer represents the aggregate value, as of the applicable vesting date, of the restricted stock held by the executive officer that vested during 2014 (including the Performance Plan Restricted Stock issued in March 2013 in connection with Actua’s 2013 performance plan). That aggregate value was calculated by multiplying the total number of shares of restricted stock held by the executive officer that vested in 2014 by the NASDAQ closing price of Actua’s Common Stock on the trading day immediately prior to the applicable vesting date, without regard to actual sale activity.
(3)	The amount shown in this column for each executive officer represents the aggregate value of the SARs held by the executive officer that vested in 2014. That aggregate value was calculated by multiplying the total number of SARs held by the executive officer that vested in 2014 by the difference between the exercise/base price of those SARs and the NASDAQ closing price of Actua’s Common Stock on the applicable vesting date, without regard to actual exercise or sale activity. In addition to the SARs that vested in 2014, each executive officer exercised SARs during 2014; the exercise date intrinsic value (the difference between (a) the fair market value (NASDAQ closing price) of the Actua Common Stock underlying those SARs on the exercise date and (b) the applicable exercise/base prices of those SARs) is set forth in the “Option Exercises and Stock Vested” table in “Executive Compensation” below.
(4)	The amount shown in this column for each executive officer is identical to the amount set forth for 2014 in the corresponding column in the “Summary Compensation Table” in “Executive Compensation” below other than amounts received by Mr. Alexander through the profits interest in CIML that was awarded to him in connection with his service as interim CEO of Channel Intelligence during a portion of 2012 and 2013. The profits interest, which is described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Equity Grants” above, had a liquidation value of $0 on the date it was granted; Mr. Alexander’s profit interest automatically vested upon the sale of Channel Intelligence in 2013, however, and he received $1,040,702 of Channel Intelligence sale proceeds, of which $424,010 (which had been placed in escrow to satisfy potential indemnity claims) was paid to him in 2014.

EXECUTIVE OFFICERS

The current executive officers of Actua are as follows:

Doug Alexander, President. Mr. Alexander assumed the role of President of Actua in January 2009; from May 2012 to February 2013, he also served as the Chief Executive Officer of Channel Intelligence. He joined Actua as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was the Chief Executive Officer of Traffic.com, Inc. He returned to Actua as Managing Director, Operations in October 2003 and served in that capacity until he was promoted to President in January 2009. Prior to joining Actua, in 1989, Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Age: 54.

Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a Class III director.

R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined Actua in March 1999 and has held several positions in Actua’s finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining Actua in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PricewaterhouseCoopers, LLP. Age: 48.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding compensation paid or accrued for the benefit of each of Actua’s executive officers for the years ended December 31, 2014, 2013 and 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)		SAR/ Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compen- sation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Walter W. Buckley, III	2014	$450,000	—	$16,035,000	(6)	—	—	—	$30,615	$16,515,615	(8)
Chairman of the Board/Chief Executive Officer	2013	$450,000	$800,000	$337,500		—	$114,750	—	$31,886	$1,734,136
	2012	$450,000	—	—		—	$789,750	—	$43,597	$1,283,347

R. Kirk Morgan	2014	$300,000	—	$4,366,000	(7)	—	—	—	$26,122	$4,692,122	(8)
Chief Financial Officer	2013	$300,000	$430,000	$150,000		—	$51,000	—	$25,940	$956,940
	2012	$300,000	—	$115,625		$183,750	$351,000	—	$34,863	$985,238

Doug Alexander	2014	$450,000	—	$16,035,000	(6)	—	—	—	$29,195	$16,514,195	(8)
President (9)	2013	$450,000	$800,000	$337,500		—	$114,750	—	$28,158	$1,730,408
	2012	$450,000	—	—		—	$870,750	—	$40,974	$1,361,724

(1)	The amounts shown in this column for 2013 reflect special bonuses that were paid to the executive officers in December 2013 in connection with the sale of Procurian to Accenture plc; the bonuses were designed by the Compensation Committee to reward Messrs. Buckley, Alexander and Morgan for their exceptional individual efforts in building value at Procurian and helping capture that value for Actua and its stockholders.

(2)	The amounts shown in this column (a) for 2014 for each executive officer reflect the grant date fair value of the shares of Performance Plan Restricted Stock issued to him on February 28, 2014 in connection with Actua’s 2014 performance plan and the time-based and market-based shares of restricted stock issued to him on February 28, 2014, (b) for 2013 for each executive officer reflect the grant date fair value of the shares of Performance Plan Restricted Stock issued to him on March 1, 2013 in connection with Actua’s 2013 performance plan, and (c) for 2012 for Mr. Morgan reflects the grant date fair value of the shares of time-based restricted stock granted to him on June 15, 2012, in each case, as calculated in accordance with Topic 718. See footnotes 6 and 7 below.
(3)	The amounts shown in this column for 2012 for Mr. Morgan reflect the grant date fair value of the SARs granted to him on June 15, 2012, as calculated in accordance with Topic 718.
(4)	The amounts shown in this column for 2013 reflect cash amounts paid in 2014 under Actua’s 2013 performance plan for performance during 2013, and the amounts shown in this column for 2012 reflect cash amounts paid in 2013 under Actua’s 2012 performance plan for performance during 2012. See “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Bonuses” above.
(5)	The amounts shown in this column for each specified year reflect medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by Actua, as well as Actua’s 401(k) employer matching contribution. In 2014, the 401(k) matching contributions were $9,100 for each of Messrs. Buckley, Morgan and Alexander.
(6)	In accordance with Topic 718, based on a closing Common Stock price of $20.33 on February 28, 2014 (the grant date), (a) the time-based shares of restricted stock granted to each of Messrs. Buckley and Alexander (which are subject to ratable annual vesting over a four-year period) have a grant date fair value of $7,623,750, (b) the market-based shares of restricted stock granted to each of Messrs. Buckley and Alexander (which are subject to vesting based on Actua’s achievement of 45-day VWAP targets of $28.07, $30.16, $32.28 and $34.71 prior to March 2018) have a grant date fair value of $7,623,750, and (c) the shares of Performance Plan Restricted Stock granted to each of Messrs. Buckley and Alexander (which were subject to vesting based on achievement under Actua’s 2014 performance plan) have a grant date fair value of $787,500.
(7)	In accordance with Topic 718, based on a closing Common Stock price of $20.33 on February 28, 2014 (the grant date), (a) the time-based shares of restricted stock granted to Mr. Morgan (which are subject to ratable annual vesting over a four-year period) have a grant date fair value of $2,033,000, (b) the market-based shares of restricted stock granted to Mr. Morgan (which are subject to vesting based on Actua’s achievement of 45-day VWAP targets of $28.07, $30.16, $32.28 and $34.71 prior to March 2018) have a grant date fair value of $2,033,000, and (c) the shares of Performance Plan Restricted Stock granted to Mr. Morgan (which were subject to vesting based on achievement under Actua’s 2014 performance plan) have a grant date fair value of $300,000.
(8)	For a discussion and information designed to demonstrate the compensation actually realized in 2014 by each of Actua’s executive officers, see “Compensation Discussion and Analysis–2014 Realized Pay Table” above.
(9)	In connection with his service as interim CEO of Channel Intelligence, Mr. Alexander was granted a profits interest in CIML in July 2012. The profits interest, which is described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Equity Grants” above, had a liquidation value of $0 on the date it was granted; the profits interest automatically vested upon the sale of Channel Intelligence in 2013, however, and Mr. Alexander received $1,040,702 of the sale proceeds ($616,692 in 2013 and $424,010 in 2014).

Employment Agreements

The terms of employment of each of Actua’s executive officers, Mr. Buckley, Mr. Morgan and Mr. Alexander, are set forth in separate written employment agreements.

Mr. Buckley’s and Mr. Alexander’s employment agreements, which are substantially identical in form, contain the following principal terms:

•	a current term extending through December 31, 2015, subject to continual automatic one-year renewal periods;

•	an annual base salary of $450,000;

•	an annual target bonus of 175%;

•	the executive’s participation in Actua’s welfare and retirement plans, as well as Actua’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for the executive’s respective position; and

•	the payment, subject to specified qualifications and conditions, of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason under certain circumstances, including in connection with a change of control of Actua (for a description of the severance benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below).

Mr. Morgan’s employment agreement, as amended, contains the following principal terms:

•	a current term extending through December 31, 2017;

•	an annual base salary of $300,000;

•	an annual target bonus of 100% of base salary; and

•	the payment, subject to specified qualifications and conditions, of a series of benefits upon specified terminations of employment without cause on or prior to December 31, 2017 (for a more detailed description of the severance benefits contained in Mr. Morgan’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below).

Grants of Plan-Based Awards

The following table provides information regarding plan-based awards granted to Actua’s executive officers in 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: # of Shares of Stock or Units (#)(3)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Buckley, III	2/28/2014	$0	$0	$787,500	0	38,736	38,736	750,000	—	—	$16,035,000
R. Kirk Morgan	2/28/2014	$0	$0	$300,000	0	14,757	14,757	200,000	—	—	$4,366,000
Doug Alexander	2/28/2014	$0	$0	$787,500	0	38,736	38,736	750,000	—	—	$16,035,000

(1)	All of the grants made to executive officers in 2014 under non-equity incentive plans were made under Actua’s 2014 performance plan, which is described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Bonuses” above. No cash amounts were paid to Mr. Buckley, Alexander or Morgan under the 2014 performance plan, since achievement under the plan was 100% of target, and cash amounts would have been paid only to the extent that achievement exceeded 100% of target.
(2)	The amounts shown in these columns represent shares of Performance Plan Restricted Stock granted to each executive officer in connection with Actua’s 2014 performance plan, which is described in “Compensation Discussion and Analysis– Elements of Actua’s Compensation Program–Bonuses” above; all of these shares vested on March 2, 2015 as a result of Actua’s 100% achievement under the 2014 performance plan.
(3)	The amounts shown in these columns represent the time-based and market-based shares of restricted stock granted to each executive officer on February 28, 2014, as described in “Compensation Discussion and Analysis– Elements of Actua’s Compensation Program–Equity Grants” above.
(4)	The amounts shown in this column represent the grant date fair value, as calculated in accordance with Topic 718, of the Performance Plan Restricted Stock and the time-based and market-based shares of restricted stock granted to each executive officer on February 28, 2014.

Option Exercises and Stock Vested

The following table provides information regarding options exercised by Actua’s executive officers during 2014, as well as restricted stock held by Actua’s executive officers that vested during 2014:

Name	SAR/Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Walter W. Buckley, III (3)	355,000	$4,078,950	71,617	$1,405,785
R. Kirk Morgan (3)	9,688	$114,222	17,709	$354,556
Doug Alexander (3)	14,793	$201,629	71,617	$1,405,785

(1)	The amounts shown in this column reflect the difference between (a) the fair market value (NASDAQ closing price) of the Actua Common Stock underlying the SARs exercised in 2014 on the respective dates those SARs were exercised and (b) the applicable exercise prices of those SARs.
(2)	The amounts shown in this column reflect the total number of shares of restricted stock held by that executive officer that vested in 2014 multiplied by the NASDAQ closing price of Actua’s Common Stock on the trading day immediately prior to the applicable vesting date.
(3)	In addition to the SAR and restricted stock awards set forth in this table, each executive officer was allocated, under Actua’s carried interest program, a percentage of the carried interest in two partnerships established by Actua in 2008 and 2009, respectively; a portion of that carried interest vested in 2014. Actua’s carried interest program and the carried interest held by the executive officers are described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Carried Interest Program” above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of Actua’s executive officers as of December 31, 2014:

Name	Option/SAR Awards					Stock Awards
	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($) (1) (2)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Walter W. Buckley, III (10)	—	—	—	—	—	—		—	183,333	(7)	$3,386,161
	—	—	—	—	—	45,834	(3)	$846,554	—		—
	—	—	—	—	—	—		—	375,000	(8)	$6,926,250
	—	—	—	—	—	375,000	(4)	$6,926,250	—		—
	—	—	—	—	—	—		—	38,736	(9)	$715,454

R. Kirk Morgan (10)	32,812	4,688	—	$12.15	6/17/2021	—		—	—		—
	23,437	14,063	—	$9.25	6/15/2022	—		—	—		—
	—	—	—	—	—	3,125	(5)	$116,437	—		—
	—	—	—	—	—	6,250	(6)	$174,656	—		—
	—	—	—	—	—	100,000	(4)	$1,847,000	—		—
	—	—	—	—	—	—		—	100,000	(8)	$1,847,000
	—	—	—	—	—	—		—	14,757	(9)	$272,562

Doug Alexander (10) (11)	—	—	—	—	—	—		—	183,333	(7)	$3,386,161
	—	—	—	—	—	45,834	(3)	$846,554	—		—
	—	—	—	—	—	—		—	375,000	(8)	$6,926,250
	—	—	—	—	—	375,000	(4)	$6,926,250	—		—
	—	—	—	—	—	—		—	38,736	(9)	$715,454

(1)	The SARs shown in this column with an exercise/base price of $12.15 were granted to Mr. Morgan on June 17, 2011; 32,812 of those SARs vested through 2014, and 781 of those SARs will vest each month thereafter through June 2015.
(2)	The SARs shown in this column with an exercise/base price of $9.25 were granted to Mr. Morgan on June 15, 2012; 23,437 of those SARs vested through 2014, and 781 of those SARs will vest each month thereafter through June 2016.
(3)	The amount shown represents the number of shares of restricted stock subject to time-based vesting granted to Messrs. Buckley and Alexander on October 4, 2011 that had not vested as of December 31, 2014 (of the 183,334 shares of time-based restricted stock granted to each executive, 137,500 shares vested through 2014, and 22,917 shares will vest in each of May and November 2015).
(4)	The amount shown represents the number of shares of restricted stock subject to time-based vesting granted to each executive officer on February 28, 2014 (none of the shares had vested as of December 31, 2014; 93,750 of each of Mr. Buckley’s and Mr. Alexander’s shares, and 25,000 of Mr. Morgan’s shares, will vest each February through 2018).
(5)	The amount shown represents the number of shares of restricted stock granted to Mr. Morgan on June 17, 2011 that had not vested as of December 31, 2014 (of the 12,500 shares of restricted stock granted, 9,375 shares vested through 2014, and 3,125 shares will vest in June 2015).
(6)	The amount shown represents the number of shares of restricted stock granted to Mr. Morgan on June 15, 2012 that had not vested as of December 31, 2014 (of the 12,500 shares of restricted stock granted, 6,250 shares vested through 2014, and 3,125 shares will vest in each of June 2015 and June 2016).
(7)	The amount shown represents the number of shares of restricted stock subject to market-based vesting that were granted to Messrs. Buckley and Alexander on October 4, 2011; those shares are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Equity Grants” above.

(8)	The amount shown represents the number of shares of restricted stock subject to market-based vesting that were granted to each executive officer on February 28, 2014; those shares are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Equity Grants” above.
(9)	The amount shown represents shares of Performance Plan Restricted Stock granted to each executive officer in connection with Actua’s 2014 performance plan, which is described in “Compensation Discussion and Analysis–Bonuses” above; all of those shares vested on March 2, 2015 as a result of 2014 performance.
(10)	In addition to the SAR and restricted stock awards set forth in this table, each executive officer was allocated, under Actua’s carried interest program, a percentage of the carried interest in two partnerships established by Actua in 2008 and 2009, respectively. Actua’s carried interest program and the carried interest held by the executive officers are described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Carried Interest Program” above.
(11)	In addition to the SAR and restricted stock awards set forth in this table, in connection with his service as interim CEO of Channel Intelligence, Mr. Alexander was granted a profits interest in CIML in July 2012. The profits interest is described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Equity Grants” above.

Equity Compensation Plan Information

The following table sets forth information regarding the status of Actua’s equity compensation plans as of December 31, 2014:

Plan Category/Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise/base price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options, warrants and rights)
Equity compensation plans approved by security holders (2):
Sixth Amended and Restated 2005 Omnibus Equity Compensation Plan	548,732	$10.62	1,893,678
Total	548,732	$10.62	1,893,678

(1)	In addition to the SARs and options included in this column, as of December 31, 2014, there were 3,755,275 shares of restricted Actua Common Stock and 587,276 DSUs (giving effect to the DSUs issued to directors on January 2, 2015 for services performed during 2014) outstanding.
(2)	Actua does not, and did not as of December 31, 2014, have any equity plans that were not approved by its stockholders.

Potential Payments Upon Termination or Change in Control

Walter W. Buckley, III and Doug Alexander

Under the terms of their respective employment agreements and their respective October 2011 and February 2014 restricted share agreements, each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that an Actua change of control occurs, that his employment is terminated without cause (including in connection with an Actua change of control), or that he resigns for good reason (including in connection with an Actua change of control).

Mr. Buckley’s employment agreement defines “cause” as a determination by the Board that Mr. Buckley:

•	has been convicted of, or pled nolo contendere to, a felony;

•	intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform that directive; or

•	has breached, and continues to breach following 30 days’ notice from the Board of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Mr. Alexander’s employment agreement defines “cause” as a determination by the Board that Mr. Alexander:

•	has been convicted of, or pled nolo contendere to, a felony;

•	intentionally and continually refuses to perform any reasonable and lawful directive of Actua’s CEO for a period of at least 30 days following notice from the CEO of a failure to perform that directive; or

•	has breached, and continues to breach following 30 days’ notice from the CEO of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “good reason,” absent a change of control, as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by Actua of his employment agreement; and

•	Actua’s non-renewal of the employment agreement in accordance with its terms.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “change of control” as the occurrence of any of the following:

•	any person or entity that is not a majority-owned subsidiary of Actua and is not a parent of Actua that is subject to majority voting control by Actua’s stockholders (each, a “Non-Actua Entity”) becoming the beneficial owner of a majority of the voting power of Actua’s outstanding securities;

•	the successful completion of a tender offer or exchange offer for a majority of the voting power of Actua’s then-outstanding securities;

•	the consummation of (1) a merger, consolidation or reorganization of Actua following which Actua’s stockholders prior to the transaction cease to own more than 50% of Actua’s voting shares, (2) a sale or disposition of all or substantially all of Actua’s assets to a Non-Actua Entity or (3) a liquidation or dissolution of Actua; and

•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by that majority) ceasing to be members of the Board.

Actua’s Omnibus Equity Plan defines “change of control” as the occurrence of any of the following:

•	any person or entity acquiring beneficial ownership of a majority of the voting power of Actua’s outstanding securities, except where the acquisition is approved by the Board; and

•	the consummation of (1) a merger or consolidation of Actua following which Actua’s stockholders prior to the transaction cease to own more than 50% of Actua’s voting shares, (2) a sale or disposition of all or substantially all of Actua’s assets or (3) a liquidation or dissolution of Actua.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “good reason after a change of control” as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base salary;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by Actua of his employment agreement;

•	the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year;

•	Actua’s becoming a subsidiary of a corporation that is a Non-Actua Entity, unless the ultimate parent entity of that Non-Actua Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at Actua;

•	Actua’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania; and

•	Actua’s non-renewal of the employment agreement in accordance with its terms.

If Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause at any time other than during the six-month period before, or the 24-month period following, a change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a change of control, he would, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;

•	payment, at the same time of payment of bonuses to Actua’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs;

•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Code (as such may be amended from time to time, “Section 409A”), the lump sum payment would be deferred and paid to the executive in a lump sum six months following his termination.

If either Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause during the six-month period before, or the 24-month period following, a change of control, or if either executive resigns for good reason during the 24-month period following a change of control, he would, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus;

•	payment, at the same time of payment of bonuses to Actua’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs;

•	automatic vesting of all unvested stock options, SARs and restricted stock granted to him under Actua’s equity compensation plans;

•	continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment would be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, would be paid on a monthly basis, and the last six months of those medical payments, if payable, would be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.

In addition to the change of control-related benefits that Messrs. Buckley and Alexander are entitled to receive under the terms of their respective employment agreements, if (1) a change of control (as defined in Actua’s Omnibus Equity Plan) occurs prior to December 31, 2015, the unvested portion, if any, of the 183,333 shares of restricted stock subject to market-based vesting that were granted to Messrs. Buckley and Alexander in October 2011 would automatically vest, and/or (2) a change of control (as defined in Actua’s Omnibus Equity Plan) occurs prior to February 28, 2018, and, in connection with that change of control, Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause, or if Mr. Buckley or Mr. Alexander resigns for good reason (in each case, as defined in their respective employment agreements), the unvested portion, if any, of the 750,000 shares of restricted stock that were granted to Messrs. Buckley and Alexander, as applicable, in February 2014 would automatically vest.

The carried interest awarded to Messrs. Buckley and Alexander under Actua’s carried interest program, which became fully vested in January 2015, was subject to the same vesting acceleration provided for in Messrs. Buckley’s and Alexander’s employment agreements with respect to the executives’ stock options, SARs and restricted stock.

The benefits outlined above for Mr. Buckley and Mr. Alexander are expressly contingent upon the relevant executive executing and not revoking or breaching a general release, as well as that executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Under their employment agreements, each of Mr. Buckley and Mr. Alexander would be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following a termination of his employment without cause or his resignation for good reason, each executive would be permitted to exercise his vested stock options and SARs for a period ending on the earliest of:

•	24 months after the termination of his employment;

•	12 months after the price of Actua’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and

•	the expiration of the term of the applicable stock options or SARs.

Each of Mr. Buckley and Mr. Alexander (or their respective estates, if applicable) would be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability (but in no event following the expiration of the term of the applicable stock options or SARs). Neither executive would be permitted to exercise any of his stock options or SARs upon his termination for cause.

R. Kirk Morgan

Under his employment agreement and his February 2014 restricted share agreement, Mr. Morgan would be entitled to receive certain benefits if his employment is terminated by Actua without cause or he resigns his employment for good reason.

Mr. Morgan’s employment agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:

•	has breached his employment, service, non-competition, non-solicitation or other similar contract with Actua;

•	has been engaged in disloyalty to Actua, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;

•	has disclosed trade secrets or confidential information of Actua to a party not entitled to receive that information; or

•	has entered into competition with Actua.

Mr. Morgan’s February 2014 restricted share agreement defines “good reason” as:

•	any material diminution in Mr. Morgan’s authority, duties or responsibilities;

•	any change in Mr. Morgan’s reporting relationship;

•	any material diminution in Mr. Morgan’s base salary and/or target bonus; and/or

•	any relocation of Actua’s office to a location more than 50 miles away from the existing location.

If Mr. Morgan’s employment is terminated by Actua without cause on or prior to December 31, 2017, he would be entitled to the following benefits:

•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;

•	payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;

•	continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan;

•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and

•	a recommendation to the Compensation Committee that the exercise period of his vested option and SAR awards be extended, subject to the limitations of Section 409A, to the earlier to occur of (1) 24 months after termination of his employment and (2) 12 months after the price of Actua’s Common Stock is maintained at a minimum closing price of $30 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment would be deferred and paid to Mr. Morgan in a lump sum six months following his termination.

Additionally, under his employment agreement, in the event of any involuntary termination of Mr. Morgan’s employment upon a change in control of Actua, Mr. Morgan would receive:

•	automatic vesting of all of his unvested equity awards; and

•	subject to the limitations of Section 409A, an extension of the term to exercise any option or SAR award to the remaining term of the award.

In addition to the termination benefits that Mr. Morgan is entitled to receive under the terms of his employment agreement, if a change of control (as defined in Actua’s Omnibus Equity Plan) occurs prior to February 28, 2018, and, in connection with that change of control, either Mr. Morgan’s employment is terminated by Actua without cause or Mr. Morgan resigns for good reason, the unvested portion of the 200,000 shares of restricted stock that were granted to Mr. Morgan in February 2014 would automatically vest.

Mr. Morgan would be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan would, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earliest of:

•	24 months after the termination of his employment;

•	12 months after the price of Actua’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and

•	the expiration of the term of the applicable stock options or SARs.

Following the termination of his employment by Actua without cause following a change in control, Mr. Morgan would, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate, if applicable) would be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination of his employment due to his death or disability (but in no event beyond the expiration of the term of the applicable stock options or SARs). Mr. Morgan would not be permitted to exercise any of his stock options or SARs upon a termination of his employment for cause.

The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release and restrictive covenant agreement in a form acceptable to Actua.

In addition to the benefits to which Actua’s executive officers may be entitled by virtue of an Actua change of control and/or a termination of their respective employment with Actua, Messrs. Buckley, Morgan and Alexander may be entitled to receive, through Actua’s carried interest program, certain payments in connection with a sale or other liquidity event involving Bolt. A description of those payments is contained in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Carried Interest Program” above.

Summary of Potential Payments to Executive Officers

The following table contains information regarding the payments and benefits to which Actua’s executive officers would be entitled upon the occurrence of the circumstances set forth in the leftmost column of the table:

Name/Circumstances	Cash Severance	Bonus	Medical Continuation	Outplacement Services	Value of Accelerated Equity and Performance Awards
Walter W. Buckley, III
Change of Control	$0	$0	$0	$0	$3,376,994
Termination Without Cause or for Good Reason Absent a Change in Control	$1,856,250	$787,500	$36,515	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,475,000	$787,500	$45,353	$40,000	$18,749,773

R. Kirk Morgan
Change of Control	$0	$0	$0	$0	$0
Termination Without Cause Absent a Change in Control	$600,000	$300,000	$22,676	$30,000	$0
Termination Without Cause in Connection with a Change in Control	$600,000	$300,000	$22,676	$30,000	$4,286,863

Doug Alexander
Change of Control	$0	$0	$0	$0	$3,376,994
Termination Without Cause or for Good Reason Absent a Change in Control	$1,856,250	$787,500	$36,515	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,475,000	$787,500	$45,353	$40,000	$18,749,773

The table above has been prepared based upon the following assumptions:

•	each executive officer was terminated on December 31, 2014 (at which time the closing price of Actua’s Common Stock was $18.47);

•	each executive officer received 100% of his target bonus in 2014 (this was in fact the case);

•	none of the executive officers will be employed by another employer prior to December 31, 2016;

•	none of the executive officers will be eligible to participate in a spouse’s medical or dental plan prior to December 31, 2016;

•	the cost to Actua of providing medical continuation benefits will be the same in 2016 as it is in 2015; and

•	none of the executive officers had any accrued vacation time as of December 31, 2014.

ADVISORY VOTE REGARDING

EXECUTIVE OFFICER COMPENSATION

(ITEM 3)

In accordance with the Dodd-Frank Act, Actua’s stockholders are being asked to vote their support, on an advisory basis, for Actua’s executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. The vote, commonly known as a “say-on-pay” vote, is not intended to address any specific item of compensation but rather the overall compensation of Actua’s executive officers and the philosophy, policies and practices described in this proxy statement. Consistent with the preferences of a majority of Actua’s stockholders, as reflected in an advisory vote held at Actua’s 2011 Annual Meeting of Stockholders, Actua presently conducts a say-on-pay vote every year and, accordingly, expects to hold its next say-on-pay vote at its 2016 Annual Meeting of Stockholders.

As noted above, the say-on-pay vote is advisory and, therefore, is not binding on Actua, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of Actua’s stockholders. Therefore, in the event that there is any significant vote against the executive officer compensation as described in this proxy statement, Actua will consult with stockholders and consider stockholders’ concerns, and the Compensation Committee and/or the Board will evaluate whether any actions are necessary to address those concerns.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee designs its executive compensation program to:

•	provide competitive compensation to attract, retain and motivate exceptional executives; and

•	align the collective interests of Actua’s executives with the interests of Actua’s stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term financial and strategy objectives.

The Compensation Committee also espouses a “pay-for-performance” philosophy and seeks to place a substantial percentage of executive officers’ total compensation at risk, with upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee reviews executive compensation annually to ensure that it continues to be tailored to achieve the committee’s desired goals.

In 2014, the primary components of Actua’s executive compensation program were cash salaries, stock bonuses (subject to vesting based upon the achievement of specific business goals and outcomes) and long-term equity awards (with half of the awards subject to time-based vesting, and the other half subject to vesting based upon Actua’s Common Stock price meeting or exceeding specified targets). The Board believes that each of these components furthered the interests of Actua’s stockholders and adhered to the Compensation Committee’s stated goals and “pay-for-performance” philosophy, as follows:

•	the 2014 cash salaries of Actua’s executive officers provided relatively competitive base compensation (Mr. Buckley’s and Mr. Alexander’s base salaries have not increased since 2007; Mr. Morgan’s base salary has not increased since 2012);

•	the 2014 bonus compensation of Actua’s executive officers appropriately rewarded the strategic accomplishments of Actua’s management team, particularly the acquisitions of FolioDynamix, KMI and NuCivic, as well as the strong 2014 operating performance of Actua’s vertical cloud businesses;

•	the substantial, one-time, time-based and market-based restricted stock grants made to Messrs. Buckley, Alexander and Morgan in February 2014 provided (and will continue to provide) critical retentive value, executive incentives and executive-stockholder alignment over a several-year period; and

•	importantly, long-term alignment of Actua’s executive officers and its stockholders, as designed by the Compensation Committee, was demonstrated by the value delivered through the company’s 2014 executive compensation, as a decrease in Actua’s Common Stock price from $20.33 (at the time the 2014 performance share grants and 2014 restricted stock grants were made) to $16.76 (at the time the 2014 performance shares and the first tranche of the time-based restricted shares (representing 12.5% of the total 2014 restricted shares) vested) caused a corresponding decrease in the value realized by Actua’s executive officers through their 2014 bonuses and the equity awards, including those granted in 2014, that they held.

Actua’s stockholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, as well as the compensation tables contained therein, in order to better understand the compensation of Actua’s executive officers and the philosophy, policies and practices that the Compensation Committee uses to determine that compensation.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of Actua’s executive officers, as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Summary Beneficial Ownership Table

The following table contains information relating to shares of Actua Common Stock beneficially owned by:

•	each person or group that is known to Actua to be the beneficial owner of more than 5% of its outstanding Common Stock;

•	each Actua director (including each director nominee) and executive officer; and

•	all Actua directors and executive officers as a group.

Unless otherwise specified, (1) the information in the following table is as of February 1, 2015, and (2) the address of each person listed below is c/o Actua Corporation, attention Secretary, 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087.

Name of 5% Beneficial Owner, Director or Executive Officer	Options, Warrants and SARs Exercisable Within 60 Days	DSUs (1)	Number of Shares Beneficially Owned, Including Options, Warrants, SARs Exercisable Within 60 Days and DSUs	Percent of Shares Outstanding
David J. Adelman	18,750	26,211	62,017	*
Doug Alexander	0	0	1,499,130	3.7%
David J. Berkman	0	103,784	113,710	*
Walter W. Buckley, III (2)	0	0	1,702,083	4.2%
Thomas A. Decker	0	67,760	92,576	*
David K. Downes	0	67,598	72,130	*
Thomas P. Gerrity	0	122,402	167,034	*
Michael J. Hagan	0	56,676	58,688	*
Peter K. Miller	25,000	33,496	72,374	*
R. Kirk Morgan	60,937	0	312,020	*
Philip J. Ringo	0	109,349	125,117	*
All directors and executive officers as a group (11 individuals)	104,687	587,276	4,276,879	9.1%
BlackRock, Inc. (3) (4)	0	0	2,622,554	6.5%
Capital World Investors (3) (5)	0	0	2,094,000	5.2%
Dimensional Fund Advisors LP (3) (6)	0	0	2,416,980	6.0%
FMR LLC (3) (7)	0	0	6,128,956	15.2%
Pembroke Management, LTD (3) (8)	0	0	4,074,300	10.1%
The Vanguard Group, Inc. (3) (9)	0	0	2,347,289	5.8%

*	Represents less than 1% of the outstanding shares of Common Stock of Actua.
(1)	Includes shares of Common Stock underlying DSUs issued under Actua’s Non-Management Director Compensation Plan, as applicable, (a) for the director’s service on the Board and (b) in lieu of cash retainer fees earned by the director for his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock underlying the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the table.

(2)	Includes 25,000 shares of Common Stock held by two trusts for the benefit of members of Mr. Buckley’s immediate family (with each trust holding 12,500 shares of Common Stock), as to which Mr. Buckley disclaims beneficial ownership.
(3)	Ownership information is as of December 31, 2014, based on a Schedule 13G (or an amendment thereto) filed with the SEC.
(4)	Includes shares held by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Ltd and BlackRock Investment Management, LLC. BlackRock’s address is 55 East 52nd Street, New York, NY 10022.
(5)	Includes shares held by various investment companies under the Investment Company Act of 1940, as amended (the “Investment Act”), for which Capital World Investors /Capital Research and Management Company (“CW”) serves as investment adviser (including shares held by SMALLCAP World Fund, Inc., which, according to the Schedule 13G filed by CW on February 6, 2015, represent more than 5% of the outstanding shares of Actua’s Common Stock). The address of CW is 333 South Hope Street, Los Angeles, CA 90071.
(6)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser and (b) certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(7)	Includes shares held by Fidelity Growth Company Fund (“Fidelity Fund”), an investment company under the Investment Company Act of 1940, as amended, for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. The address of each of FMR LLC, Fidelity Fund and Fidelity Management is 245 Summer Street, Boston, MA 02210.
(8)	Pembroke Management, LTD’s address is 1002 Sherbrooke Street West, Suite 1700, Montreal, Quebec, Canada H3A 354.
(9)	Includes shares held by a number of (a) collective trust accounts for which Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“Vanguard”), serves as investment manager and (b) Australian investment offerings for which Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, serves as investment manager. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Actua is not aware of any related party transaction that it would be required to report in this proxy statement under Item 404(a) of Regulation S-K promulgated by the SEC (“Item 404(a)”).

Policy for Review and Approval of Related Party Transactions

Actua has a written policy governing the review, approval/ratification and disclosure of transactions that it is required to report under Item 404(a). The policy allows Actua to enter into such a transaction only when the transaction has been approved or ratified by the Board or the Nominating and Governance Committee, based upon a determination that it is in (or not inconsistent with) the best interests of Actua and its stockholders. In making that determination, the Board or the Nominating and Governance Committee is required to consider the following factors:

•	the terms of the transaction and the benefits expected to be derived by Actua from the transaction;

•	the extent of the Actua related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;

•	whether the terms of the transaction or products or services involved in the transaction are readily available to Actua from alternative sources; and

•	the impact, if any, of the transaction on the independence of a director of Actua.

Actua’s policy does not require Nominating and Governance Committee approval or ratification of transactions between Actua’s related persons and its subsidiary companies that are not wholly-owned or wholly-controlled. However, Actua identifies and discloses all such transactions to the extent required by applicable SEC and NASDAQ requirements.

In addition to its related party transactions policy, Actua’s Corporate Code of Conduct contains detailed guidelines for officers, directors and employees relating to the appropriate handling of both actual and potential conflicts of interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. The rules of the SEC require Actua to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of Actua’s Common Stock. Based solely on a review of reports filed by Actua on behalf of its executive officers, directors and 10% beneficial owners, as well as written representations from them that no other reports were required, all applicable Section 16(a) filing requirements have been met for 2014.

Submission of Stockholder Proposals and Director Nominations for 2016 Annual Meeting of Stockholders. Under the rules of the SEC set forth in Rule 14a-8 of the Exchange Act relating to stockholder proposals (the “Stockholder Proposal Rules”), some stockholder proposals may be eligible for inclusion in Actua’s 2016 proxy statement. The Stockholder Proposal Rules set forth the criteria that must be met for a stockholder proposal to be included in a proxy statement. Under the Stockholder Proposal Rules, any stockholder wishing to have a proposal included in Actua’s proxy statement for its 2016 Annual Meeting of Stockholders must submit the proposal so that Actua’s corporate Secretary receives it no later than January 1, 2016. However, in the event that Actua’s 2016 Annual Meeting of Stockholders is held prior to May 13, 2016 or later than July 12, 2016, Actua will disclose the new deadline by which stockholder proposals must be received under Part II, Item 5 of its earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by another means reasonably calculated to inform stockholders.

Under Actua’s By-Laws, stockholders must, subject to the Stockholder Proposal Rules, follow certain procedures in order to nominate a potential director or to introduce a proposal at an annual meeting. Subject to the Stockholder Proposal Rules, a stockholder wishing to make a nomination for election to the Board or to have a proposal presented at Actua’s 2016 Annual Meeting of Stockholders must submit written notice of such nomination or proposal so that the Secretary of Actua receives it no earlier than February 12, 2016 and no later than March 14, 2016. However, in the event that the 2016 Annual Meeting of Stockholders is held prior to May 23, 2016 or later than August 21, 2016, any nomination or other proposal must be received no earlier than 120 days prior to the 2016 Annual Meeting of Stockholders and no later than the close of business on the later of 90 days prior to the 2016 Annual Meeting of Stockholders and the 10th day following the date on which public announcement of the date of the 2016 Annual Meeting of Stockholders is first made. The By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. Subject to the Stockholder Proposal Rules, stockholder director nominee proposals must include:

•	the recommending stockholder’s name, address, telephone number and the number of shares of Actua’s stock beneficially owned by that individual or entity; and

•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

Other stockholder proposals must include:

•	the proposing stockholder’s name, address, telephone number and the number of shares of Actua’s stock beneficially owned by that individual or entity; and

•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.

Communicating with Actua. Stockholders may communicate with Actua by sending correspondence to Actua’s corporate Secretary at the following address:

Actua Corporation

555 Lancaster Avenue, Suite 640

Radnor, Pennsylvania 19087

Attention: Secretary

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of the Materials Notice, proxy statement and/or annual report may have been sent to multiple stockholders in your household. Actua will promptly deliver a separate copy of those materials to you if you request one by writing, calling or e-mailing our Investor Relations group at Actua Corporation, 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087 (telephone – 610.727.6900; e-mail – ir@actua.com). If you want to receive separate copies of those materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Actua at the above address and phone number.

Other Business. Actua is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors

Suzanne L. Niemeyer

Secretary

April 29, 2015

  ACTUA CORPORATION

  555 E. LANCASTER AVENUE

  SUITE 640

  RADNOR, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on June 11, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on June 11, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Actua Corporation Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M89628-P65160	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACTUA CORPORATION

Vote on Directors

1.	Election of Directors		For	Against	Abstain

	1a.	David J. Adelman	☐	☐	☐

	1b.	David J. Berkman	☐	☐	☐

	1c.	David K. Downes	☐	☐	☐

Vote on Proposals						For	Against	Abstain

2.	Ratification of KPMG LLP as Actua’s independent registered public accountant for the year ending December 31, 2015.					☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of Actua’s named executive officers.					☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” each nominee listed in Item 1, and “FOR” Items 2 and 3.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M89629-P65160

ACTUA CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 12, 2015

THIS PROXY IS SOLICITED ON BEHALF OF ACTUA’S BOARD OF DIRECTORS

Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Actua that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. ET on June 12, 2015, at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 ON THE REVERSE SIDE AND “FOR” ITEMS 2 AND 3 ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

TO BE SIGNED ON REVERSE SIDE